Exhibit 99.1
TOYS “R” US – DELAWARE, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(UNAUDITED DEBTOR-IN-POSSESSION)
FOR THE QUARTERLY PERIOD ENDED OCTOBER 28, 2017

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES

Item 1.	Financial Statements (Unaudited Debtor-In-Possession)

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions)	October 28, 2017	January 28, 2017	October 29, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$127	$40	$189
Accounts and other receivables	95	99	95
Merchandise inventories	2,080	1,865	2,606
Due from Parent	302	—	—
Prepaid expenses and other current assets	144	49	77
Total current assets	2,748	2,053	2,967
Property and equipment, net	1,457	1,667	1,667
Deferred tax assets	—	4	3
Due from affiliates, net	795	1,017	997
Other assets	27	24	53
Total Assets	$5,027	$4,765	$5,687

LIABILITIES AND STOCKHOLDER’S DEFICIT
Current Liabilities:
Accounts payable	$585	$1,138	$1,487
Short-term borrowings from Parent	—	261	269
Accrued expenses and other current liabilities	228	590	672
Income taxes payable	117	129	123
Current portion of long-term debt	—	72	23
Total current liabilities	930	2,190	2,574
Long-term debt	1,195	2,599	3,356
Deferred tax liabilities	230	234	232
Deferred rent liabilities	—	382	382
Other non-current liabilities	20	119	134
Total liabilities not subject to compromise	2,375	5,524	6,678
Liabilities subject to compromise	4,011	—	—
Total stockholder’s deficit	(1,359)	(759)	(991)
Total Liabilities and Stockholder’s Deficit	$5,027	$4,765	$5,687
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net sales	$1,345	$1,520	$4,306	$4,674
Other revenues (1)	19	18	60	57
Total revenues	1,364	1,538	4,366	4,731
Cost of sales	956	997	2,922	3,024
Cost of other revenues	1	1	4	4
Gross margin	407	540	1,440	1,703
Selling, general and administrative expenses (1)	581	603	1,673	1,754
Depreciation and amortization	44	47	136	151
Other income, net (1)	(28)	(67)	(97)	(134)
Total operating expenses	597	583	1,712	1,771
Operating loss	(190)	(43)	(272)	(68)
Interest expense (1)	(50)	(64)	(181)	(199)
Interest income (1)	17	28	77	82
Reorganization items, net	(292)	—	(292)	—
Loss before income taxes	(515)	(79)	(668)	(185)
Income tax expense	5	4	14	13
Net loss	$(520)	$(83)	$(682)	$(198)

(1) Includes the following income (expenses) resulting from transactions with related parties (see Note 9 entitled “Related party transactions” for further details):
	13 Weeks Ended		39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Other revenues	$15	$13	$44	$39
Selling, general and administrative expenses	(73)	(74)	(221)	(229)
Other income, net	9	7	22	21
Interest expense	(2)	(2)	(6)	(6)
Interest income	17	28	77	82
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(Unaudited)

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Net loss	$(520)	$(83)	$(682)	$(198)
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	—	(3)	1	1
Deconsolidation of Toys-Canada - currency translation	77	—	77	—
Unrealized loss on hedged transactions	—	—	(1)	—
Total other comprehensive income (loss), net of tax	77	(3)	77	1
Comprehensive loss, net of tax	$(443)	$(86)	$(605)	$(197)
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016
Cash Flows from Operating Activities:
Net loss	$(682)	$(198)
Adjustments to reconcile Net loss to Net cash used in operating activities:
Depreciation and amortization	136	151
Amortization and write-off of debt issuance costs and debt discount	15	15
Gains on sales of assets	—	(45)
Deferred income taxes	1	34
Unrealized gains on foreign exchange	(8)	(6)
Reorganization items (1)	135	—
Reorganization loss on deconsolidation of Toys-Canada	156	—
Other	10	4
Changes in operating assets and liabilities:
Accounts and other receivables	4	7
Merchandise inventories	(405)	(913)
Prepaid expenses and other operating assets	(94)	(37)
Due from affiliates, net	(80)	(78)
Accounts payable, Accrued expenses and other liabilities	447	356
Income taxes payable, net	(2)	16
Net cash used in operating activities	(367)	(694)
Cash Flows from Investing Activities:
Capital expenditures	(87)	(126)
Deconsolidation of Toys-Canada	(6)	—
Increase in restricted cash	(16)	—
Proceeds from sales of assets	—	45
Net cash used in investing activities	(109)	(81)
Cash Flows from Financing Activities:
Long-term debt borrowings	2,021	1,007
Long-term debt repayments	(1,369)	(87)
Short-term borrowings from Parent	40	229
Repayments of short-term borrowings to Parent	(51)	(324)
Capitalized debt issuance costs	(2)	—
DIP debt financing costs	(77)	—
Net cash provided by financing activities	562	825
Effect of exchange rate changes on Cash and cash equivalents	1	—
Cash and cash equivalents:
Net increase during period	87	50
Cash and cash equivalents at beginning of period	40	139
Cash and cash equivalents at end of period	$127	$189
(1) Includes cash flows from financing activities of $77 million for DIP debt financing costs.
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDER’S DEFICIT
(Unaudited)

	Additional Paid-in Capital	Accumulated Other Comprehensive (Loss) Income	Accumulated Deficit	Total Stockholder’s Deficit
(In millions)
Balance, January 30, 2016	$3,511	$(70)	$(4,243)	$(802)
Net loss	—	—	(198)	(198)
Total other comprehensive income, net of tax	—	1	—	1
Stock compensation expense	1	—	—	1
Contribution arising from tax allocation arrangement	7	—	—	7
Balance, October 29, 2016	$3,519	$(69)	$(4,441)	$(991)

Balance, January 28, 2017	$3,522	$(67)	$(4,214)	$(759)
Net loss	—	—	(682)	(682)
Total other comprehensive income, net of tax	—	77	—	77
Stock compensation expense	1	—	—	1
Contribution arising from tax allocation arrangement	4	—	—	4
Balance, October 28, 2017	$3,527	$10	$(4,896)	$(1,359)
See Notes to the Condensed Consolidated Financial Statements.

TOYS “R” US - DELAWARE, INC. AND SUBSIDIARIES
(DEBTOR-IN-POSSESSION)
NOTES TO THE CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(Unaudited)

1. Basis of presentation
Toys “R” Us – Delaware, Inc. (the “Company,” “we,” “us,” or “our”), a Delaware corporation, is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”), which owns and licenses Toys “R” Us and Babies “R” Us stores in the United States and foreign countries and jurisdictions. We operate Toys “R” Us stores in the United States, Canada, Guam and Puerto Rico; Babies “R” Us stores in the United States; and e-commerce businesses in the United States and Canada.
The Condensed Consolidated Balance Sheets as of October 28, 2017, January 28, 2017 and October 29, 2016, the Condensed Consolidated Statements of Operations and the Condensed Consolidated Statements of Comprehensive Loss for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016 and the Condensed Consolidated Statements of Cash Flows and the Condensed Consolidated Statements of Stockholders’ Deficit for the thirty-nine weeks ended October 28, 2017 and October 29, 2016, have been prepared by us in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for interim reporting. Our interim Condensed Consolidated Financial Statements are unaudited and are subject to year-end adjustments. In the opinion of management, the financial statements include all known adjustments (which consist primarily of normal, recurring accruals, estimates and assumptions that impact the financial statements) necessary to present fairly the financial position at the balance sheet dates and the results of operations for the thirteen and thirty-nine weeks then ended. The Condensed Consolidated Balance Sheet at January 28, 2017, presented herein, has been derived from our audited balance sheet included in our Annual Financial Statements for the fiscal year ended January 28, 2017, but does not include all disclosures required by GAAP. These financial statements should be read in conjunction with the consolidated financial statements and footnotes thereto included in our Annual Financial Statements for the fiscal year ended January 28, 2017 included as an exhibit to Parent’s Form 8-K filed on April 12, 2017. The results of operations for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016 are not necessarily indicative of operating results for the full year.
As discussed further in Note 2 entitled “Bankruptcy filing,” on September 18, 2017 (the “U.S. Petition Date”), the Parent, the Company and certain of the Parent’s and our direct and indirect subsidiaries (collectively, the “Debtors”), filed voluntary petitions (“Bankruptcy Petitions”) for reorganization under the Bankruptcy Code in the U.S. Bankruptcy Court for the Eastern District of Virginia, Richmond Division (“Bankruptcy Court”). In addition, the Company’s Canadian subsidiary voluntarily commenced parallel proceedings under the CCAA in Canada in the Ontario Superior Court of Justice on September 19, 2017 (the “Canadian Petition Date”). As a result, we deconsolidated Toys “R” Us (Canada) Ltd. Toys “R” Us (Canada) Ltee (“Toys-Canada”), our wholly owned subsidiary, subsequent to the Canadian Petition Date. As such, all amounts presented in these condensed consolidated financial statements and notes thereto exclude the operating results and cash flows of Toys-Canada subsequent to September 18, 2017 and the assets, liabilities, and equity of Toys-Canada as of October 28, 2017. Prior period amounts have not been adjusted.
Going Concern
The accompanying Condensed Consolidated Financial Statements have been prepared assuming that the Company will continue as a going concern and contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. Our ability to continue as a going concern is contingent upon our ability to comply with the financial and other covenants contained in the debtor-in-possession financing (the “DIP Financing”) described in Note 3 entitled “Long-term debt and debt subject to compromise,” the development of, and the Bankruptcy Court's approval of, a Chapter 11 plan of reorganization and our ability to successfully implement a restructuring plan and obtain new financing, among other factors. We have significant indebtedness. Our level of indebtedness has adversely impacted and continues to adversely impact our financial condition. Our financial condition including our operating results, the defaults under our debt agreements and the risk and uncertainties surrounding our Chapter 11 proceedings, raise substantial doubt as to the Company’s ability to continue as a going concern.
As a result of the Chapter 11 cases, the realization of assets and the satisfaction of liabilities are subject to uncertainty. The filing of the Chapter 11 petitions constituted an event of default with respect to certain of our existing debt obligations. While operating as debtors-in-possession under Chapter 11, the Debtors may sell or otherwise dispose of or liquidate assets or settle liabilities, subject to the approval of the Bankruptcy Court or as otherwise permitted in the ordinary course of business (and subject to restrictions contained in the DIP Financing and applicable orders of the Bankruptcy Court), for amounts other than those reflected in the accompanying Condensed Consolidated Financial Statements. Further, any restructuring plan, to the extent confirmed by the Bankruptcy Court, could materially impact the amounts and classifications of assets and liabilities reported in our Condensed Consolidated Financial Statements. Under the Bankruptcy Code, we currently have the exclusive right to file a plan of reorganization under Chapter 11 through and including 120 days after the U.S. Petition Date, and to solicit acceptances of such plan through and including 180 days after the U.S. Petition Date. These deadlines may be extended with the approval of the Bankruptcy Court.
We plan to emerge from our Chapter 11 cases after we obtain approval from the Bankruptcy Court for a Chapter 11 plan of reorganization. Among other things, a Chapter 11 plan of reorganization will determine the rights and satisfy the claims of our creditors and security holders. The terms and conditions of a Chapter 11 plan of reorganization will be determined through negotiations with our stakeholders and decisions by the Bankruptcy Court.
Under the absolute priority scheme established by the Bankruptcy Code, unless our creditors agree otherwise, all of our pre-petition liabilities and post-petition liabilities must be satisfied in full before the holders of our existing common stock can receive any distribution or retain any property under a plan of reorganization. The ultimate recovery to creditors and/or shareholders, if any, will not be determined until confirmation and implementation of a plan or plans of reorganization. We can give no assurance that any recovery or distribution of any amount will be made to any of our creditors or shareholders. Our plan of reorganization could result in any of the holders of our liabilities and/or securities, including our common stock, receiving no distribution on account of their interests and cancellation of their holdings. Moreover, a plan of reorganization can be confirmed, under the Bankruptcy Code, even if the holders of our common stock vote against the plan of reorganization and even if the plan of reorganization provides that the holders of our common stock receive no distribution on account of their equity interests. The accompanying consolidated financial statements do not include any adjustments related to the recoverability and classification of assets or the amounts and classification of liabilities or any other adjustments that might be necessary should the Company be unable to continue as a going concern or as a consequence of the Bankruptcy Filing. Refer to Note 2 entitled “Bankruptcy filing” for additional information.
Subsequent Events
We have performed an evaluation of subsequent events through December 19, 2017, the date these financial statements were issued.

2. Bankruptcy filing
Chapter 11 Proceedings
On the U.S. Petition Date, the Debtors filed Bankruptcy Petitions for reorganization under Chapter 11 of the Bankruptcy Code in Bankruptcy Court. The Debtors’ Chapter 11 cases are being jointly administered for procedural purposes under the caption In re Toys “R” Us, Inc., et al., Case No. 17-34665 (KLP). Documents and other information related to the Chapter 11 Proceedings is available free of charge online at https://cases.primeclerk.com/toysrus/. In addition, Toys-Canada voluntarily commenced parallel proceedings under the CCAA in Canada in the Ontario Superior Court of Justice, Case No. CV-17-00582960-00CL. Certain subsidiaries and affiliates of the Company (collectively, the “Non-Filing Entities”) were not part of the Chapter 11 cases. The Debtors will continue to operate their businesses as “debtors-in-possession” in the ordinary course under the jurisdiction of the Bankruptcy Court and in accordance with applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Non-Filing Entities will continue to operate their businesses in the normal course and their results are included in our Condensed Consolidated Financial Statements.
Financing During the Chapter 11 Cases
See Note 3 entitled “Long-term debt and debt subject to compromise” for discussion of the DIP Financing, which provides up to $2,750 million in senior secured, super-priority financing, subject to the terms, conditions, and priorities set forth in the applicable definitive documentation and orders of the Bankruptcy Court.
Significant Bankruptcy Court Actions
On September 19, 2017 and October 24, 2017, the Bankruptcy Court held first and second day hearings of the Chapter 11 cases, and the Bankruptcy Court issued certain interim and final orders relating to the Debtors’ businesses. These orders authorized, but not required, the Debtors to, among other things, enter into the DIP Financing (described in Note 3 entitled “Long-term debt and debt subject to compromise”), pay certain pre-petition employee and retiree expenses and benefits, use their existing cash management system, maintain and administer customer programs, pay certain critical and foreign vendors and pay certain pre-petition taxes and related fees.
These orders are significant because they allow us to operate our businesses in the normal course. The Debtors have been paying and intend to pay undisputed post-petition liabilities.

Financial Reporting in Reorganization
Effective on September 18, 2017, the Company began to apply ASC, No. 852, “Reorganizations,” which is applicable to companies under Chapter 11 bankruptcy protection. It requires the financial statements for periods subsequent to the Chapter 11 filing to distinguish transactions and events that are directly associated with the reorganization from the ongoing operations of the business. Expenses, realized gains and losses, and provisions for losses that are directly associated with reorganization proceedings must be reported separately as Reorganization items, net in the Condensed Consolidated Statements of Operations. In addition, the balance sheet must distinguish debtor pre-petition liabilities subject to compromise (“LSTC”) from liabilities of Non-Filing Entities, pre-petition liabilities that are not subject to compromise and from post-petition liabilities in the accompanying Condensed Consolidated Balance Sheet. LSTC are pre-petition obligations that are not fully secured and have at least a possibility of not being repaid at the full claim amount. Where there is uncertainty about whether a secured claim will be paid or impaired under the Chapter 11 proceedings, we have classified the entire amount of the claim as a liability subject to compromise.
Deconsolidation of Toys-Canada
As of the U.S. Petition Date, the Debtors operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Debtors’ power to make significant business decisions has been transferred to the Bankruptcy Court. Additionally, in the case of Toys-Canada, as parallel proceedings were also filed in the Canadian Court, any significant business decision which would impact our Canadian business requires the approval of both the U.S. and Canadian Courts as they have equal and plenary authority. As joint control by the U.S. and Canadian Courts does not constitute continued common control by the parent, the Company has deconsolidated Toys-Canada effective as of the Canadian Petition Date. Additionally, as the Company does not have significant influence over Toys-Canada while in bankruptcy, Toys “R” Us – Delaware, Inc. will record its investment in Toys-Canada using the cost method as of the date of deconsolidation. The operating results of Toys-Canada are reflected in our condensed consolidated statements of operations through the date of deconsolidation.
We recorded a $156 million loss in Reorganization items, net related to the deconsolidation of Toys-Canada during the thirteen weeks ended October 28, 2017. The loss reflects the re-measurement of our net investment in Toys-Canada to its estimated fair value of zero, which is based on restrictions imposed on the equity of Toys-Canada as a result of the bankruptcy filing. Included in the loss was the write-off of $77 million of cumulative Foreign currency translation adjustments related to Toys-Canada in Accumulated other comprehensive loss.
As of September 18, 2017, Toys-Canada had $6 million of cash, $480 million of total assets, $255 million of total long-term debt and $401 million of total liabilities. For the fiscal 2017 period prior to the deconsolidation, Toys-Canada had net revenues of $404 million and net earnings of $17 million.
Liabilities Subject to Compromise
As a result of the Chapter 11 filing, the payment of pre-petition liabilities is generally subject to compromise pursuant to a plan of reorganization. Generally, actions to enforce or otherwise effect payment of pre-bankruptcy filing liabilities are stayed. Although payment of pre-petition claims generally is not permitted, the Bankruptcy Court granted the Debtors authority to pay certain pre-petition claims in designated categories and subject to certain terms and conditions. This relief generally was designed to preserve the value of the Debtors’ business and assets. Among other things, the Bankruptcy Court authorized, but not required, the Debtors to pay certain pre-petition claims relating to employee wages and benefits, taxes, critical vendors and debt.
Pre-petition liabilities that are subject to compromise are required to be reported at the amounts expected to be allowed by the Bankruptcy Court, even if they may be settled for different amounts. The amounts classified as LSTC may be subject to future adjustments depending on Bankruptcy Court actions, further developments with respect to disputed claims, determination of secured status of certain claims, the determination as to the value of any collateral securing claims, proof of claims or other events. The following table presents LSTC as reported in the Condensed Consolidated Balance Sheet at October 28, 2017:

(In millions)	October 28, 2017
Debt (1)	$1,959
Accounts payable	908
Deferred rent liabilities	376
Due to affiliates	332
Gift card liabilities	151
Self-insurance reserve	92
Accrued interest on debt subject to compromise	6
Accrued expenses and other liabilities	187
Total liabilities subject to compromise	$4,011

(1)	Refer to Note 3 entitled “Long-term debt and debt subject to compromise” for details of pre-petition debt reported as liabilities subject to compromise.
Reorganization Items, Net
Reorganization items, net represent amounts incurred after the U.S. Petition Date as a direct result of the Bankruptcy and are comprised of the following for the thirteen weeks ended October 28, 2017:

13 Weeks Ended
(In millions)	October 28, 2017
Loss on deconsolidation of Toys-Canada	$156
DIP financing costs	77
DIP debt discounts	6
Write-off of pre-petition debt issuance costs and debt discount	54
Professional fees	17
(Gain) or loss on settlement of pre-petition claims	(18)
Total reorganization items, net (1)	$292

(1)	Cash paid for reorganization items, net was $78 million for the thirteen weeks ended October 28, 2017.

3. Long-term debt and debt subject to compromise
A summary of the Company’s consolidated Long-term debt and Debt subject to compromise as of October 28, 2017, January 28, 2017 and October 29, 2016 is outlined in the table below:

(In millions)	October 28, 2017	January 28, 2017	October 29, 2016
Debt subject to compromise (1)
Incremental secured term loan facility, due fiscal 2018	$123	$125	$126
Second incremental secured term loan facility, due fiscal 2018	61	62	63
Propco II Mortgage Loan, due fiscal 2019 (2)	507	489	—
Giraffe Junior Mezzanine Loan, due fiscal 2019 (3)	70	78	—
Secured term B-4 loan facility, due fiscal 2020	993	982	983
8.750% debentures, due fiscal 2021 (4)	22	22	22
Finance obligations associated with capital projects	167	167	167
Capital lease obligations	16	9	10
Total debt subject to compromise	1,959
Long-term debt
8.500% senior secured notes, due fiscal 2017 (2)	—	—	719
$1.85 billion secured revolving credit facility, expires fiscal 2019 (5)	—	465	1,018
Tranche A-1 loan facility, due fiscal 2019 (5)	—	272	271
ABL DIP revolving credit facility, expires fiscal 2018 (5)	595	—	—
FILO DIP term loan, due fiscal 2018 (5)	250	—	—
DIP term loan, due fiscal 2018 (6)	350	—	—
Total long-term debt	1,195	2,671	3,379
Less: current portion of long-term debt	—	72	23
Long-term debt (7)	1,195	2,599	3,356

(1)
LSTC must be reported at the amounts expected to be allowed claims by the Bankruptcy Court. The carrying value of the debt will be adjusted as claims are approved. As of October 28, 2017, we wrote-off $54 million of debt issuance costs and debt discount to present the debt at the face value outstanding. The expense is reported within Reorganization items, net in the Condensed Consolidated Statements of Operations. Refer to Note 2 entitled “Bankruptcy filing” for additional details.

(2)
Represents obligations of Toys “R” Us Property Company II, LLC (“TRU Propco II”), our indirect wholly-owned subsidiary. TRU Propco II is a single-purpose entity and is a separate entity from the Company. The assets and credit of TRU Propco II and its direct parent Giraffe Junior Holdings, LLC (“Giraffe Junior”) are not available to satisfy the debts or other obligations of the Company or any affiliate.

(3)	Represents obligations of Giraffe Junior.

(4)	Our Parent is co-obligor of the outstanding debentures due fiscal 2021. If applicable, all future principal and interest will be funded through the operating cash flows of the Company.

(5)
Represents obligations under our ABL/FILO debtor-in-possession financing (the “ABL/FILO DIP Facility”), which provides for up to a combined (inclusive of Toys-Canada) $1.85 billion of revolving commitments and $450 million of “first in last out” term loan financing (inclusive of Toys-Canada). These borrowings were used to pay in full the outstanding balance, accrued interest and fees related to the pre-petition combined (inclusive of Toys-Canada) $1.85 billion secured revolving credit facility (“the ABL Facility”) and the Tranche A-1 loan facility, due fiscal 2019. As discussed in Note 2 entitled “Bankruptcy filing” we deconsolidated Toys-Canada effective September 19, 2017. Therefore, borrowings are not reported for the Toys-Canada portion of the ABL/FILO DIP Facility.

(6)
Represents obligations under our term debtor in-possession facility, which provides for $450 million of term loan post-petition financing (the “Term DIP Facility”, and together with the ABL/FILO DIP Facility, the “DIP Credit Facilities”).

(7)
We may maintain derivative instruments on certain of our long-term debt. Refer to Note 4 entitled “Derivative instruments and hedging activities” for further details. In addition, intercompany loans with our Parent and its other subsidiaries are not included within our long-term debt balances. Refer to Note 9 entitled “Related party transactions” for further details.
Our credit facilities, loan agreements and indentures contain customary covenants that, among other things, restrict our and our subsidiaries’ ability to:

•	incur certain additional indebtedness;

•	transfer money between our Parent, us and our various subsidiaries;

•	pay dividends on, repurchase or make distributions with respect to our or our subsidiaries’ capital stock or make other restricted payments;

•	issue stock of subsidiaries;

•	make certain investments, loans or advances;

•	transfer and sell certain assets;

•	create or permit liens on assets;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into certain transactions with our affiliates; and

•	amend certain documents.
Our agreements also contain various and customary events of default with respect to the indebtedness, including, without limitation, the failure to pay interest or principal when the same is due under the agreements, cross default and cross acceleration provisions, the failure of representations and warranties contained in the agreements to be true and certain insolvency events. If an event of default occurs and is continuing, the principal amounts outstanding thereunder, together with all accrued and unpaid interest and other amounts owed thereunder, may be declared immediately due and payable by the lenders.
We are dependent on the borrowings provided by the lenders to support our working capital needs, capital expenditures and to service debt. As of October 28, 2017, we have funds available to finance our operations under our post-petition DIP financing through January 2019.
Contractual interest on debt subject to compromise
Effective as of the U.S. Petition Date, we ceased recording interest expense on outstanding pre-petition debt subject to compromise. Contractual interest expense represents amounts due under the contractual terms of outstanding pre-petition debt classified as LSTC. For the period ended October 28, 2017, contractual interest expense of $17 million related to LSTC has not been recorded in the financial statements.
Adequate protection payments
During the Chapter 11 proceeding, the Bankruptcy Court has the ability to issue orders pursuant to sections 361, 363(c), 363(e) and 364(d) of the Bankruptcy Code granting adequate protection payments to secured parties under certain lending facilities in order to protect their interests in the pre-petition collateral. On October 24, 2017, the Bankruptcy Court issued orders allowing the Debtors to make adequate protection payments at 75% of the non-default interest rate of the Incremental secured term loan facility and Second incremental secured term loan facility and 50% of the non-default interest rate of the Secured term B-4 loan facility. Adequate protection payments made during the thirteen weeks ended October 28, 2017 amounted to $4 million, which were recorded as reductions to the principal of debt-related balances within LSTC and presented as long-term debt repayments within Cash Flows from Financing Activities.
Subsequent Event
On November 2, 2017, the Bankruptcy Court issued orders granting adequate protection payments at 100% of the non-default interest rate of the Propco II Mortgage Loan, amortization principal payments in accordance with the loan schedule and additional principal repayments from the remaining monthly cash balances of TRU Propco II.
Debtor-in-Possession Credit Facilities
On October 24, 2017, the Bankruptcy Court approved a final order authorizing a combined (inclusive of Toys-Canada) $2,750 million of post-petition financing consisting of (i) $1,850 million of revolving commitments under our ABL/FILO DIP Facility, (ii) $450 million of “first in last out” term loan financing under the ABL/FILO DIP Facility and (iii) $450 million of term loan financing under our Term DIP Facility.

ABL/FILO DIP Facility
ABL DIP revolving credit facility, expires fiscal 2018 ($595 million at October 28, 2017)
FILO DIP term loan, due fiscal 2018 ($250 million at October 28, 2017)
At October 28, 2017, under the revolving portion of the ABL/FILO DIP Facility, we had $595 million of outstanding borrowings and $93 million of outstanding letters of credit. Under the FILO DIP term loan, we had $250 million of outstanding borrowings as of October 28, 2017. Due to the deconsolidation of Toys-Canada, the portion of the ABL/FILO DIP Facility borrowed by the Canadian debtors was excluded from the Company’s debt. The Company guarantees Toys-Canada’s outstanding borrowings of $27 million under the revolving portion, $1 million of outstanding letters of credit under the revolver and $200 million under the FILO DIP term loan.
At October 28, 2017, we had combined excess availability (inclusive of Toys-Canada) of $584 million. As of October 28, 2017, we were subject to an initial limitation on the maximum aggregate amount of loans under the ABL DIP Facility of $1,300 million until the final $100 million is drawn under the Term DIP Facility. The excess availability is computed based on the combined U.S. and Canada $1,850 million of maximum revolving commitments as stated in the Superpriority Debtor-In-Possession Credit Agreement (the “ABL/FILO DIP Credit Agreement”).
Our borrowings under the ABL/FILO DIP Facility were used to pay in full the outstanding balance, accrued interest and fees related to the pre-petition ABL Facility and the Tranche A-1 loan facility, due fiscal 2019 as approved by the court. As a result of the ABL/FILO DIP Facility issuance, we expensed $62 million of debt issuance costs and debt discount in Reorganization items, net.
The ABL/FILO DIP Facility is governed by the ABL/FILO DIP Credit Agreement, by and among the Company, Toys-Canada, certain additional Debtors party thereto, the lenders that are party thereto from time to time and an administrative and collateral agent. The ABL/FILO DIP Facility will mature on January 22, 2019.
The principal amounts outstanding under the ABL/FILO DIP Facility bear interest, with respect to the U.S. borrowings, based on applicable LIBOR, prime rate or federal funds rates plus applicable margins and with respect to Canadian borrowings, based on applicable BA Rate, Canadian Prime Rate or Bank of Canada Overnight Rate plus applicable margins as set forth in the ABL/FILO DIP Credit Agreement. The ABL/FILO Facility also provides for certain additional fees payable to the agents and lenders, as well as availability fees payable with respect to any unused portions of the available ABL/FILO Facility.
The obligations under the ABL/FILO DIP Facility are secured by (i) a superpriority claim over the Avoidance Actions (as defined under the ABL/FILO DIP Facility), (ii) a third priority lien on property of the domestic DIP ABL Loan Parties of the same type, scope and nature as the property under the Pre-petition Term Loan Agreement (as defined below) and the pre-petition ABL Facility that is unencumbered as of the U.S. Petition Date, (iii) a first priority senior priming lien on all pre- and post-petition collateral of the domestic DIP ABL Loan Parties that is of the same type, scope and nature as the collateral pledged by the domestic DIP ABL Loan Parties with first priority to the agent and the other secured parties under the pre-petition ABL Facility, (iv) a junior lien on property of the domestic DIP ABL Loan Parties that is of the same type, scope and nature as the collateral pledged by the domestic DIP ABL Loan Parties with first priority to the agent and the other secured parties under the the Amended and Restated Credit Agreement, dated as of August 24, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the U.S. Petition Date, the “Pre-petition Term Loan Agreement”), by and among Toys-Delaware, as borrower, certain of its subsidiaries as guarantors, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto, or property of the domestic DIP ABL Loan Parties that is subject to non-avoidable liens in existence at the time of the commencement of the Chapter 11 cases or valid liens in existence at the time of such commencement and (v) in the case of Toys-Canada, a superpriority lien on all property of Toys-Canada.
The ABL/FILO DIP Facility provides for affirmative and negative covenants applicable to the Debtors, including affirmative covenants requiring the Debtors to provide financial information, budgets and other information to the agents under the ABL/FILO DIP Facility, and negative covenants restricting the Debtors’ ability to incur additional indebtedness include a minimum cumulative cash flow before ABL Draw/Paydown covenant, grant liens, dispose of assets, pay dividends or take certain other actions, in each case except as permitted in the ABL/FILO DIP Facility. Our ability to borrow under the ABL/FILO DIP Facility is subject to the satisfaction of certain customary conditions precedent set forth therein.
The ABL/FILO DIP Facility provides for certain usual and customary events of default for financings of this type, including non-payment of obligations, defaults under covenants, breaches of representations and warranties, cross-defaults to other indebtedness, attachment defaults, judgment defaults, failure to comply with ERISA rules and regulations, invalidity of collateral documents, change of control, invalidity of pre-petition loan documents and the occurrence of any number of adverse actions or consequences in any of the Chapter 11 cases. Upon the existence of an event of default, the ABL/FILO DIP Facility provides that all principal, interest and other amounts due thereunder become immediately due and payable, either automatically or at the election of specified lenders.

The foregoing summary of the ABL/FILO DIP Credit Agreement does not purport to be a complete description and is qualified in its entirety by reference to the complete text of the ABL/FILO DIP Credit Agreement, which was filed as Exhibit 10.1 to our Parent’s Quarterly Report on Form 10-Q, filed on September 27, 2017.
DIP Term Loan, due fiscal 2018 ($350 million at October 28, 2017)
The Term DIP Facility is governed by a Debtor in Possession Credit Agreement (the “Term DIP Credit Agreement”), by and among the Company, as borrower, certain of the other Debtors party thereto, (together with the Borrower, the “DIP Term Loan Parties”), NexBank SSB, administrative agent and collateral agent, and the lenders from time to time party thereto.
The Term DIP Facility provides $450 million of financing and will mature on January 18, 2019. As of October 28, 2017, we had an additional undrawn tranche of $100 million, which was subsequently borrowed in the fourth quarter. As a result of the DIP Term Loan issuance, we expensed $21 million of debt issuance costs and debt discount in Reorganization items, net.
The principal amounts outstanding under the Term DIP Facility bear interest at either (i) the base rate plus a margin of 7.75% or (ii) the Eurodollar rate plus a margin of 8.75%. The obligations under the Term DIP Facility are secured by, subject to certain exceptions and limitations, (i) a first priority priming lien with respect to the property of the DIP Term Loan Parties that is of the same nature, scope and type as the collateral pledged by the DIP Term Loan Parties with first priority to the agent and other secured parties under the Pre-petition Term Loan Agreement, (ii) a first lien on property of the DIP Term Loan Parties of the same type, scope and nature as the property under the Pre-petition Term Loan Agreement and the pre-petition ABL Facility that is unencumbered as of the U.S. Petition Date, (iii) a junior lien with respect to the property of the DIP Term Loan Parties that is of the same nature, scope and type as the collateral pledged by the DIP Term Loan Parties with first priority to the agent and other secured parties under the ABL/FILO DIP Facility and was secured prior to the U.S. Petition Date and (iv) a first priority lien on the property of Wayne Real Estate Company, LLC.
The Term DIP Facility provides for affirmative and negative covenants applicable to the Debtors, including affirmative covenants requiring the Debtors to provide financial information, budgets and other information to the agents under the Term DIP Facility, and negative covenants restricting the Debtors’ ability to incur additional indebtedness include a minimum cumulative cash flow before ABL Draw/Paydown covenant, grant liens, dispose of assets, pay dividends or take certain other actions, in each case except as permitted in the Term DIP Facility. These covenants include maintaining a minimum liquidity level on certain test dates throughout the term of the loan. Our ability to borrow under the Term DIP Facility is subject to the satisfaction of certain customary conditions precedent set forth therein.
The Term DIP Facility provides for certain usual and customary events of default for financings of this type, including non-payment of obligations, defaults under covenants, breaches of representations and warranties, cross-defaults to other indebtedness, judgment defaults, failure to comply with ERISA rules and regulations, invalidity of the loan documents, change of control and the occurrence of any number of adverse actions or consequences in any of the Chapter 11 cases against Debtors. Upon the existence of an event of default, the Term DIP Facility provides that all principal, interest and other amounts due thereunder become immediately due and payable, either automatically or at the election of specified lenders.
The foregoing summary of the Term DIP Credit Agreement does not purport to be a complete description and is qualified in its entirety by reference to the complete text of the Term DIP Credit Agreement, which was filed as Exhibit 10.2 to our Parent’s Quarterly Report on Form 10-Q, filed on September 27, 2017.

4. Derivative instruments and hedging activities
We are exposed to market risk from potential changes in interest rates and foreign currency exchange rates. We regularly evaluate our exposure and enter into derivative financial instruments to economically manage these risks. We record all derivatives as either assets or liabilities on the Condensed Consolidated Balance Sheets measured at estimated fair value and we do not offset assets and liabilities with the same counterparty. We recognize the changes in fair value as unrealized gains and losses. The recognition of these gains or losses depends on our intended use of the derivatives and the resulting designation. In certain defined conditions, we may designate a derivative as a hedge for a particular exposure.
Interest Rate Contracts
During the thirty-nine weeks ended October 28, 2017, the $507 million notional amount interest rate cap that we designated as a cash flow hedge failed to meet the effectiveness assessment thresholds required to qualify for hedge accounting as a result of a change in expected cash flows due to the Chapter 11 bankruptcy filing. In conjunction with the de-designation of the cash flow hedge, the changes in fair value will be recorded to Interest expense in our Condensed Consolidated Statements of Operations.

As of October 28, 2017 and October 29, 2016, we had no interest rate caps designated as cash flow hedges. As of January 28, 2017, we had one interest rate cap designated as a cash flow hedge. No material ineffectiveness was recorded for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016.
Foreign Exchange Contracts
As of October 28, 2017, we had no open foreign currency forward contracts as a result of the Chapter 11 bankruptcy filing. As of January 28, 2017 and October 29, 2016, we had foreign currency forward contracts to economically hedge the U.S. Dollar merchandise purchases of our Canadian subsidiary and our short-term, cross-currency intercompany loans with our affiliates. These derivative contracts were not designated as hedges.
As of October 28, 2017, there were no derivative liabilities related to agreements that contain credit-risk related contingent features. As of January 28, 2017 and October 29, 2016, derivative liabilities related to agreements that contain credit-risk related contingent features had fair values of less than $1 million and $1 million, respectively.
The following table sets forth the net impact of the effective portion of derivatives designated as cash flow hedges on Accumulated other comprehensive (loss) income on our Condensed Consolidated Statements of Stockholders’ Deficit for the thirty-nine weeks ended October 28, 2017 and October 29, 2016:

	39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016
Derivatives designated as cash flow hedges:
Beginning balance	$2	$1
Change in fair value recognized in Accumulated other comprehensive loss - Interest Rate Contracts	(1)	—
Reclassifications from Accumulated other comprehensive loss - Interest Rate Contracts	—	—
Ending balance	$1	$1
The following table sets forth the impact of derivatives on Interest expense in our Condensed Consolidated Statements of Operations for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016:

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Derivatives not designated for hedge accounting:
Gain (loss) on the change in fair value - Intercompany Loan Foreign Exchange Contracts (1)	$1	$(2)	$7	$(2)
(Loss) gain on the change in fair value - Merchandise Purchases Program Foreign Exchange Contracts	(1)	2	(5)	(2)
Total Interest expense	$—	$—	$2	$(4)

(1)
Gains (losses) related to our short-term intercompany loan foreign exchange contracts were recorded in Interest expense, in addition to the corresponding foreign exchange gains and losses related to our short-term, cross-currency intercompany loans. As a result of the Chapter 11 bankruptcy filing, we no longer had foreign currency forward contracts to economically hedge intercompany loans. Therefore, a nominal amount of foreign exchange gains was recorded in Other income, net on our short-term, cross currency loans subsequent to the Chapter 11 bankruptcy filing.

The following table contains the notional amounts and related fair values of our derivatives included within our Condensed Consolidated Balance Sheets as of October 28, 2017, January 28, 2017 and October 29, 2016:

	October 28, 2017		January 28, 2017		October 29, 2016
(In millions)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)	Notional Amount	Fair Value Assets/ (Liabilities)
Interest Rate Contracts designated as cash flow hedges:
Other assets	$—	$—	$511	$1	$—	$—
Interest Rate Contracts not designated for hedge accounting:
Other Assets	507	—	—	—	—	—
Foreign Currency Contracts not designated for hedge accounting:
Prepaid expenses and other current assets	—	—	98	1	53	1
Accrued expenses and other current liabilities	—	—	32	—	80	(2)
Total derivative contracts outstanding:
Prepaid expenses and other current assets	—	—	98	1	53	1
Other assets	507	—	511	1	—	—
Total derivative assets (1)	$507	$—	$609	$2	$53	$1

Accrued expenses and other current liabilities	—	—	32	—	80	(2)
Total derivative liabilities (1)	$—	$—	$32	$—	$80	$(2)

(1)	Refer to Note 5 entitled “Fair value measurements” for the classification of our derivative instruments within the fair value hierarchy.

5. Fair value measurements
To determine the fair value of our assets and liabilities, we utilize the established fair value hierarchy that distinguishes between market participant assumptions based on market data obtained from sources independent of the reporting entity (observable inputs that are classified within Levels 1 and 2 of the hierarchy) and the reporting entity’s own assumptions about market participant assumptions (unobservable inputs classified within Level 3 of the hierarchy).
Assets and Liabilities Measured at Fair Value on a Recurring Basis
Derivative Financial Instruments
We use derivative financial arrangements to manage a variety of risk exposures, including interest rate risk associated with our Long-term debt and foreign currency risk relating to cross-currency intercompany lending and merchandise purchases. The valuation of our foreign currency contracts is determined using market-based foreign exchange rates, which are classified as Level 2 inputs.
The valuation of our interest rate contract is determined using widely accepted valuation techniques including discounted cash flow analysis on the expected cash flows of the derivative. This analysis reflects the contractual terms of the derivative, including the period to maturity, and uses observable market-based inputs, including interest rate curves and implied volatilities. At the end of each period, we evaluate the inputs used to value our derivatives, which are primarily classified as Level 2. As of October 29, 2016, we did not have any outstanding interest rate contracts.
Any transfer into or out of a level of the fair value hierarchy is recognized based on the value of the instruments at the end of the reporting period.

As of October 28, 2017 we had an interest rate contract asset valued at less than $1 million within Level 2 of the fair value hierarchy. The tables below present our assets and liabilities measured at fair value on a recurring basis as of January 28, 2017 and October 29, 2016 aggregated by level in the fair value hierarchy within which those measurements fall.

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance, January 28, 2017
Assets
Derivative financial instruments:
Interest rate contract	$—	$1	$—	$1
Foreign exchange contracts	—	1	—	1
Total assets	$—	$2	$—	$2

(In millions)	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance, October 29, 2016
Assets
Derivative financial instruments:
Foreign exchange contracts	$—	$1	$—	$1
Total assets	$—	$1	$—	$1
Liabilities
Derivative financial instruments:
Foreign exchange contracts	$—	$2	$—	$2
Total liabilities	$—	$2	$—	$2
For the periods ended October 28, 2017, January 28, 2017 and October 29, 2016, we had no derivative financial instruments within Level 3 of the fair value hierarchy.
Assets and Liabilities Measured at Fair Value on a Nonrecurring Basis
Certain of our assets and liabilities are measured at fair value on a nonrecurring basis. We evaluate the carrying value of all long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Impairment of long-lived assets is included in Other income, net on our Condensed Consolidated Statements of Operations.
The fair value measurements related to long-lived assets held and used classified as Level 3 were determined using a discounted cash flow valuation method or a relative, market-based approach based on purchase offers or appraisals we have received from third parties. The inputs we use to calculate discounted cash flows include the projected cash flows for the asset group (generally by store location) and, when significant, a risk-adjusted rate of return we estimate would be used by a market participant in valuing the assets. The projected cash flows are based on the Company’s sales, gross margin and expense forecasts for each asset group, taking into consideration historical cash flows, as well as anticipated costs and/or proceeds from disposal. For our market-based valuations, we use purchase offers we receive from third parties, predominantly for our properties, which are classified as Level 3 because they are not received in an organized market or observable to market participants. Alternatively, when management commits to sell properties and no third party offers exist, we use asset appraisals conducted by external specialists with experience in real estate valuations. These require a significant amount of judgment regarding appropriate comparable properties and their assessment of current market conditions.

There have been no changes in valuation technique or related inputs for long-lived assets for the thirty-nine weeks ended October 28, 2017 and October 29, 2016. For the thirteen and thirty-nine weeks ended October 28, 2017, we had nominal long-lived asset impairments. The table below presents our long-lived assets evaluated for impairment and measured at fair value on a nonrecurring basis for the thirteen and thirty-nine weeks ended October 29, 2016, aggregated by level in the fair value hierarchy within which those measurements fall. Because these assets are not measured at fair value on a recurring basis, certain carrying amounts and fair value measurements presented in the table may reflect values at earlier measurement dates and may no longer represent their fair values at October 29, 2016. As of October 29, 2016, we did not have any long-lived assets classified as Level 1 or 2 within the fair value hierarchy.

(In millions)	Carrying Value Prior to Impairment	Significant Unobservable Inputs (Level 3)	Impairment Losses
Long-lived assets held and used	$—	$—	$—
Balance, April 30, 2016	—	—	—
Long-lived assets held and used	1	—	1
Balance, July 30, 2016	$1	$—	$1
Long-lived assets held and used	—	—	—
Balance, October 29, 2016	$1	$—	$1
Other Financial Instruments
The fair values of our Long-term debt including current portions are estimated using quoted market prices for the same or similar issues and other pertinent information available to management as of the end of the respective periods. The fair values of debt instruments classified as Level 1 are based on quoted prices in reasonably active markets and Level 2 instruments are valued using market prices we obtain from external third parties. Debt instruments classified as Level 3 are not publicly traded, and therefore we are unable to obtain quoted market prices, and are generally valued using estimated spreads, a present value calculation or a cash flow analysis, as appropriate. There have been no significant changes in valuation technique or related inputs for Long-term debt. The table below presents the carrying values and fair values of our Long-term debt including current portion as of October 28, 2017, January 28, 2017 and October 29, 2016, aggregated by level in the fair value hierarchy within which those measurements fall.

	Long-term Debt
(In millions)	Carrying Value	Fair Value	Quoted Prices in Active Markets for Identical Assets and Liabilities (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
October 28, 2017	$3,154	$2,633	$—	$1,303	$1,330
Long-term debt	1,195	1,206	—	611	595
Debt subject to compromise	1,959	1,427	—	692	735
January 28, 2017	2,671	2,542	—	1,309	1,233
October 29, 2016	3,379	3,318	725	1,398	1,195
Other financial instruments that are not measured at fair value on our Condensed Consolidated Balance Sheets include cash and cash equivalents, accounts receivable, accounts payable and accrued expenses. Due to the short-term nature of these assets and liabilities, their carrying amounts approximate fair value.

6. Income taxes
The following table summarizes our Income tax expense and effective tax rates for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Loss before income taxes	$(515)	$(79)	$(668)	$(185)
Income tax expense	5	4	14	13
Effective tax rate	(1.0)%	(5.1)%	(2.1)%	(7.0)%

The provision for income taxes for the thirteen weeks ended October 28, 2017 and October 29, 2016 was a tax expense of $5 million and $4 million, respectively.
The Company’s effective income tax rate of (1.0)% for the thirteen weeks ended October 28, 2017 differed from the statutory U.S. Federal income tax rate of 35% primarily due to the effect of tax rate differentials on foreign income/(loss) and increased losses for U.S. and other jurisdictions where no tax benefits are recognized. Separately, we did not recognize any deferred tax benefits on the excess of the tax basis over the book basis in our investment in Toys-Canada as a result of the Toys-Canada deconsolidation since it is not apparent that the temporary difference will reverse in the foreseeable future.
The Company’s effective income tax rate of (5.1)% for the thirteen weeks ended October 29, 2016 differed from the statutory U.S. Federal income tax rate of 35% primarily due to the effect of tax rate differentials on foreign income/(loss) and increased losses for U.S. and other jurisdictions where no tax benefits are recognized.
The provision for income taxes for the thirty-nine weeks ended October 28, 2017 and October 29, 2016 was a tax expense of $14 million and $13 million, respectively.
The Company’s effective income tax rate of (2.1)% for the thirty-nine weeks ended October 28, 2017 differed from the statutory U.S. Federal income tax rate of 35% primarily due to the effect of tax rate differentials on foreign income/(loss) and increased losses for U.S. and other jurisdictions where no tax benefits are recognized.
The Company’s effective income tax rate of (7.0)% for the thirty-nine weeks ended October 29, 2016 differed from the statutory U.S. Federal income tax rate of 35% primarily due to the effect of tax rate differentials on foreign income/(loss) and a $1 million tax expense related to adjustments to deferred taxes resulting from change in statutory tax rate.

7. Segments
Due to the deconsolidation of Toys-Canada, the Company is one reportable segment, which provides toy and baby product offerings in 49 states in the United States, Puerto Rico, and Guam and includes e-commerce operations. Revenues from external customers are derived primarily from merchandise sales and we do not generate material sales from any single customer.
The following table shows our percentage of Total revenues by product category and includes Toys-Canada results prior to September 19, 2017:

	13 Weeks Ended		39 Weeks Ended
Toys “R” Us - Delaware:	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Baby	42.8%	44.6%	43.5%	45.3%
Core Toy	19.3%	16.4%	16.5%	14.7%
Entertainment	4.4%	4.5%	5.0%	4.8%
Learning	20.6%	22.1%	19.0%	19.5%
Seasonal	11.2%	10.9%	14.3%	14.1%
Other (1)	1.7%	1.5%	1.7%	1.6%
Total	100%	100%	100%	100%

(1)	Consists primarily of non-product related revenues
From time to time, we may make revisions to our prior period Total revenues by product category to conform to the current period allocation. These revisions did not have a significant impact to our prior year disclosure.

8. Litigation and legal proceedings
We and our Parent are, and in the future may be, involved in various lawsuits, claims and proceedings incident to the ordinary course of business. The results of litigation are inherently unpredictable. Any claims against us and our Parent, whether meritorious or not, could be time consuming, result in costly litigation, require significant amounts of management time and result in diversion of significant resources. We and our Parent are not able to estimate an aggregate amount or range of reasonably possible losses for those legal matters for which losses are not probable and estimable, primarily for the following reasons: (i) many of the relevant legal proceedings are in preliminary stages, and until such proceedings develop further, there is often uncertainty regarding the relevant facts and circumstances at issue and potential liability; and (ii) many of these proceedings involve matters of which the outcomes are inherently difficult to predict. However, based upon our and our Parent’s historical experience with similar matters, we do not expect that any such additional losses would be material to our consolidated financial position, results of operations or cash flows.
On September 18, 2017, the Debtors filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. As a result of such bankruptcy filings, substantially all proceedings pending against the Debtors have been stayed by operation of Section 362(a) of the Bankruptcy Code.

9. Related party transactions
Sponsor Advisory Agreement - Our Parent is owned by an investment group led by entities advised by or affiliated with Bain Capital Private Equity, L.P., Kohlberg Kravis Roberts & Co. L.P. (together with its affiliates, “KKR”) and Vornado Realty Trust (“Vornado”) (collectively, the “Sponsors”). The Sponsors provide management and advisory services to us and our Parent pursuant to an advisory agreement executed at the closing of the merger transaction effective as of July 21, 2005 and amended June 10, 2008, February 1, 2009, August 29, 2014, June 1, 2015 and December 1, 2015 (“Advisory Agreement”). The term of the Advisory Agreement is currently a one-year renewable term unless our Parent or the Sponsors provide notice of termination to the other. Management and advisory fees (the “Advisory Fees”) are $6 million per annum.
We recorded Advisory Fees of $2 million and $5 million for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016, respectively. During the thirteen weeks ended October 28, 2017, we did not incur any out-of-pocket expenses. During each of the thirteen weeks ended October 29, 2016 and thirty-nine weeks ended October 28, 2017 and October 29, 2016, the Sponsors charged us for out-of-pocket expenses, which were nominal.
Pursuant to the Consent Agreement (the “Consent Agreement”), effective as of August 31, 2017, the Sponsors agreed that the Advisory Fees due to such Sponsors under the Advisory Agreement will be deferred and the Company will not be required to pay such Advisory Fees until the earlier of (i) the date specified in writing by the Sponsors and (ii) August 31, 2018.
Other Relationships and Transactions with the Sponsors - From time to time, we and our subsidiaries, as well as the Sponsors or their affiliates, may acquire debt or debt securities issued by us or our subsidiaries in open market transactions, tender offers, exchange offers, privately negotiated transactions or otherwise. The Sponsors did not own any of our debt during the thirteen and thirty-nine weeks ended October 28, 2017. During the thirteen and thirty-nine weeks ended October 29, 2016, affiliates of KKR held debt and debt securities issued by us and our subsidiaries. There were no interest amounts on such debt and debt securities held by related parties during the thirteen weeks ended October 29, 2016 and less than $1 million during the thirty-nine weeks ended October 29, 2016.
Additionally, under lease agreements with affiliates of Vornado, we paid an aggregate amount of $1 million and $4 million for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016, respectively, with respect to less than 1% of our operated stores, which include Toys “R” Us Express stores. Of the aggregate amount paid, less than $1 million and $1 million for each of the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016, was allocable to joint-venture parties not otherwise affiliated with Vornado.
Each of the Sponsors, either directly or through affiliates, has ownership interests in a broad range of companies (“Portfolio Companies”) with whom our Parent and its subsidiaries may from time to time enter into commercial transactions in the ordinary course of business, primarily for the purchase of goods and services. We believe that none of our transactions or arrangements with Portfolio Companies are significant enough to be considered material to the Sponsors or to our business.
Real Estate Arrangements with Affiliates - We leased 349 and 351 properties from affiliates of Parent as of October 28, 2017 and October 29, 2016, respectively. For the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016, Selling, general and administrative expenses (“SG&A”) included lease expense of $71 million and $213 million, respectively, which includes reimbursement expenses of $11 million and $33 million for the thirteen and thirty-nine weeks ended October 28, 2017, respectively, and $11 million and $34 million for the thirteen and thirty-nine weeks ended October 29, 2016, respectively, related to these leases.

Other Transactions with Toys “R” Us Property Company I, LLC (“TRU Propco I”) - Under the master lease agreement with our affiliate, TRU Propco I, we may be required to recognize an expense in conjunction with a store closure through the successful execution of a sale of a property by TRU Propco I to a third party or an early store closure prior to the expiration of the master lease agreement. Pursuant to the master lease agreement, the expense is equal to the net present value of the base rent for such property over the remaining term for such property, discounted at 10% per annum, less the sales proceeds for such property received by TRU Propco I or the anticipated sublease income to be received by the Company. For the thirteen and thirty-nine weeks ended October 28, 2017, SG&A expenses associated with store closures were nominal and less than $1 million, respectively. For the thirteen and thirty-nine weeks ended October 29, 2016, SG&A included expenses of a less than $1 million and $7 million, respectively, related to expenses associated with store closures.
Related Party Finance Obligations Associated with Capital Projects - In fiscal 2012, we were significantly involved in the construction of two leased stores with our affiliate TRU Propco I which included non-standard tenant improvements. As a result of this involvement, we are deemed the “owner” for accounting purposes and are required to capitalize the construction costs on our Condensed Consolidated Balance Sheets. Upon completion of these projects, we performed an analysis pursuant to ASC 840, “Leases” and determined that we were unable to derecognize the assets capitalized during construction. Therefore, in conjunction with these leases, we record related party finance obligations equal to the cash proceeds and fair market value of the assets received. As of October 28, 2017, January 28, 2017 and October 29, 2016, we had related party financing obligations of $9 million, respectively. These amounts are included in LSTC as of October 28, 2017 and in Other non-current liabilities as of January 28, 2017 and October 29, 2016 on our Condensed Consolidated Balance Sheets. The rental payments to TRU Propco I are recognized as a reduction of the financing obligation and interest expense.
Management Service Fees and Other - We provide a majority of the centralized corporate functions including accounting, human resources, legal, tax and treasury services to Parent and other affiliates under the Domestic Services Agreement (“DSA”). The amounts charged are allocated based on a formula for each affiliate, as defined in the DSA, and are recorded in Other income, net in our Condensed Consolidated Statements of Operations. The amounts we charged to Parent and other affiliates for the thirteen and thirty-nine weeks ended October 28, 2017 for these services were $2 million and $3 million, respectively. For the thirteen and thirty-nine weeks ended October 29, 2016 we charged $1 million and $3 million, respectively.
In addition, we incurred service fees associated with our China sourcing office of $2 million and for the thirteen weeks ended October 28, 2017 and October 29, 2016, respectively and $7 million and $8 million for the thirty-nine weeks ended October 28, 2017 and October 29, 2016, respectively. These costs are recorded within SG&A in the Condensed Consolidated Statements of Operations.
Information Technology and Administrative Support Services Agreement (“ITASSA”) - We provide information technology services, store operations services, internal audit services and financial services to a number of our international affiliates under the ITASSA. These affiliates are charged 108% of the costs we incur to administer such services. For the thirteen and thirty-nine weeks ended October 28, 2017, we charged our affiliates, including Toys-Canada subsequent to deconsolidation, $7 million and $19 million, respectively, for these services, which are recorded in Other income, net on our Condensed Consolidated Statements of Operations. For the thirteen and thirty-nine weeks ended October 29, 2016, we charged our affiliates $6 million and $18 million, respectively, for these services, which are recorded in Other income, net on our Condensed Consolidated Statements of Operations.
Licensing Arrangements with Affiliates - We own intellectual property used by us and Parent’s foreign affiliates in the toy and baby businesses. In consideration for the use of our intellectual property, we charge a license fee based on a percentage of net sales, which management believes represents fair value. For the thirteen and thirty-nine weeks ended October 28, 2017, we charged Parent’s foreign affiliates license fees of $15 million and $44 million, respectively, which are classified in our Condensed Consolidated Statements of Operations as Other revenues. For the thirteen and thirty-nine weeks ended October 29, 2016, we charged Parent’s foreign affiliates license fees of $13 million and $39 million, respectively.
Stock Compensation Expense - For the thirteen weeks ended October 28, 2017 and October 29, 2016, we recorded less than $1 million and a nominal amount, respectively, of Parent’s total stock-based compensation expense, and for the thirty-nine weeks ended October 28, 2017 and October 29, 2016 we recorded $1 million, respectively, of Parent’s total stock-based compensation expense, which related to awards issued to participants, in SG&A.
Due from Affiliates - As of October 28, 2017, January 28, 2017 and October 29, 2016, the Company has receivables classified as Due from affiliates, net of $1,097 million, $1,017 million and $997 million, respectively. These receivables, which are primarily due from Parent, mature between August 1, 2018 and November 30, 2020 and included $302 million classified as a current asset Due from Parent as of October 28, 2017. Certain of these receivables accrue paid-in-kind interest between 11% and 13% and one accrues cash interest payable at LIBOR plus 10%. In connection with our receivables due from Parent

, which are unsecured, we previously recognized related party interest income.  As discussed in Note 1 entitled “Basis of Presentation,” the Parent, along with certain of its subsidiaries including the Company, filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code on September 18, 2017.  As of the Petition Date, we have ceased accruing interest income on these loans. As a result of the Petition, payables from Parent are subject to compromise and, pending determination by the Bankruptcy Court, they may either be partially or fully settled in cash from Parent to us, remain outstanding with new terms, or dividend in full or partial to the Parent as a capital distribution to the Parent. In addition, as a result of the bankruptcy petition, the Company and the Parent are currently unable to settle the amounts due to us in cash or via a declared dividend until resolved by the Bankruptcy Court. If the ultimate cash settlement of the receivables due from Parent is less than the carrying amount, the difference will be reflected as a dividend to Parent in our statement of stockholder’s deficit when declared.  Any such dividend would increase our stockholder’s deficit accordingly.
As discussed in Note 2 entitled “Bankruptcy filing,” effective September 19, 2017, the Company deconsolidated Toys-Canada, as a result of its voluntary filing for reorganization under Chapter 11 of the United States Bankruptcy Code and with the Canadian CCAA. Subsequent to the deconsolidation, transactions with Toys-Canada are no longer eliminated in consolidation and are considered related party transactions of the Company. Receivables from Toys-Canada were $5 million as of October 28, 2017, which are included in Prepaid expenses and other current assets on the Condensed Consolidated Balance Sheet. Operating liabilities to Toys-Canada were $2 million as of October 28, 2017, which are included in Accrued expenses and other current liabilities on the Condensed Consolidated Balance Sheet. LSTC due to Toys-Canada, as reported on the Condensed Consolidated Balance Sheet at October 28, 2017, were $82 million.
As of October 28, 2017, January 28, 2017 and October 29, 2016, $10 million, $13 million and $18 million, respectively, of receivables from affiliates related primarily to license fees and are included in Prepaid expenses and other current assets on our Condensed Consolidated Balance Sheets.
Additionally, we are obligated to reimburse our affiliates for certain expenses, which primarily include rent and property taxes under lease agreements. As of October 28, 2017, January 28, 2017 and October 29, 2016, the net amount owed to our affiliates was $10 million, $11 million and $9 million, respectively. These amounts are included in Accrued expenses and other current liabilities on our Condensed Consolidated Balance Sheets.
Short-term Borrowings from Parent - Prior to the filing of the Bankruptcy Petitions we were able to use short-term borrowings from Parent. As of the U.S. Petition Date we may no longer borrow from Parent, and the outstanding balance and related accrued interest has been reclassified to LSTC. As of the Petition Date, we have ceased accruing interest expense on these borrowings. As of October 28, 2017, we had $250 million of short-term intercompany loans from Parent included within LSTC. As of January 28, 2017 and October 29, 2016, we maintained balances of $261 million and $269 million, respectively, in short-term intercompany loans from Parent. For the thirteen and thirty-nine weeks ended October 28, 2017, we incurred $2 million and $5 million, respectively, of related party interest expense associated with our short-term intercompany loans from Parent. For the thirteen and thirty-nine weeks ended October 29, 2016, we incurred $1 million and $4 million, respectively, of such expenses.
Income Taxes Payable to Parent - We make income tax payments to Parent based on certain tax-sharing agreements made with Parent regarding our consolidated tax filings.  As of October 28, 2017, January 28, 2017 and October 29, 2016, Income taxes payable to Parent were $117 million, $118 million and $119 million, respectively.

10. Dispositions
During the thirteen and thirty-nine weeks ended October 28, 2017, we sold certain assets for nominal proceeds, resulting in nominal net gains. Net gains on sales are included in Other income, net on our Condensed Consolidated Statements of Operations.

11. Accumulated other comprehensive (loss) income
Total other comprehensive income (loss), net of tax is included in our Condensed Consolidated Statements of Comprehensive Loss and Condensed Consolidated Statements of Stockholders’ Deficit. Accumulated other comprehensive (loss) income is reflected in Total stockholder’s deficit on our Condensed Consolidated Balance Sheets, as follows:

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain on hedged transactions, net of tax	Accumulated other comprehensive loss
Balance, January 30, 2016	$(71)	$1	$(70)
Change	7	—	7
Balance, April 30, 2016	(64)	1	(63)
Change	(3)	—	(3)
Balance, July 30, 2016	(67)	1	(66)
Change	(3)	—	(3)
Balance, October 29, 2016	$(70)	$1	$(69)

(In millions)	Foreign currency translation adjustments, net of tax	Unrealized gain on hedged transactions, net of tax	Accumulated other comprehensive (loss) income
Balance, January 28, 2017	$(69)	$2	$(67)
Change	(4)	—	(4)
Balance, April 29, 2017	(73)	2	(71)
Change	5	(1)	4
Balance, July 29, 2017	(68)	1	(67)
Change	77	—	77
Balance, October 28, 2017	$9	$1	$10

12. Recent accounting pronouncements
In August 2017, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2017-12 “Derivatives and Hedging (Topic 815)” (“ASU 2017-12”). The amendments of ASU 2017-12 expand an entity’s ability to apply hedge accounting for nonfinancial and financial risk components and allow for a simplified approach for fair value hedging of interest rate risk. ASU 2017-12 eliminates the need to separately measure and report hedge ineffectiveness and generally requires the entire change in fair value of a hedging instrument to be presented in the same income statement line as the hedged item. Additionally, ASU 2017-12 simplifies the hedge documentation and effectiveness assessment requirements under the previous guidance. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. Management is currently assessing the impact the adoption of ASU 2017-12 will have on our Condensed Consolidated Financial Statements.
In May 2017, the FASB issued ASU No. 2017-09 “Compensation-Stock Compensation (Topic 718)” (“ASU 2017-09”). ASU 2017-09 provides clarification on when modification accounting should be used for changes to the terms or conditions of a share-based payment award. This ASU does not change the accounting for modifications but clarifies that modification accounting guidance should only be applied if there is a change to the value, vesting conditions or award classification and would not be required if the changes are considered non-substantive. The amendments of this ASU are effective for reporting periods beginning after December 15, 2017, with early adoption permitted. The adoption of ASU 2017-09 is not expected to have an impact on our Condensed Consolidated Financial Statements.
In February 2016, the FASB issued ASU No. 2016-02 “Leases (Topic 842)” (“ASU 2016-02”). The FASB issued ASU 2016-02 to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. Under ASU 2016-02, a lessee will recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-to-use asset representing its right to use the underlying asset for the lease term. The recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee have not significantly changed from current GAAP. ASU 2016-02 retains a distinction between finance leases (i.e. capital leases under current GAAP) and operating leases. The classification criteria for distinguishing between finance leases and operating leases will be substantially similar to the classification criteria for distinguishing between capital leases and operating leases under current GAAP. The accounting applied by the lessor is largely unchanged from that applied under current GAAP. The amendments of this ASU are effective for reporting periods beginning after December 15, 2018, with early adoption permitted. An entity will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach. Management is currently assessing the impact the adoption of ASU 2016-02 will have on our Condensed Consolidated Financial Statements.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments of ASU 2014-09 were effective for reporting periods beginning after December 15, 2016, with early adoption prohibited. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption.
Subsequent to issuing ASU 2014-09, the FASB issued the following amendments concerning the adoption and clarification of ASU 2014-09. In August 2015, the FASB issued ASU No. 2015-14 “Revenue from Contracts with Customers (Topic 606), Deferral of the Effective Date,” which deferred the effective date one year. As a result, the amendments of ASU 2014-09 are effective for reporting periods beginning after December 15, 2017, with early adoption permitted only as of annual reporting periods beginning after December 15, 2016. In March 2016, the FASB issued ASU No. 2016-08 “Revenue from Contracts with Customers (Topic 606), Principal versus Agent Considerations (Reporting Revenue versus Net)” (“ASU 2016-08”), which clarifies the implementation guidance on principal versus agent considerations in the new revenue recognition standard. ASU 2016-08 clarifies how an entity should identify the unit of accounting (i.e. the specified good or service) for the principal versus agent evaluation and how it should apply the control principle to certain types of arrangements. In April 2016, the FASB issued ASU No. 2016-10 “Revenue from Contracts with Customers (Topic 606), Identifying Performance Obligations and Licensing,” which reduces the complexity when applying the guidance for identifying performance obligations and improves the operability and understandability of the license implementation guidance. In May 2016, the FASB issued ASU No. 2016-12 “Revenue from Contracts with Customers (Topic 606), Narrow-Scope Improvements and Practical Expedients” (“ASU 2016-12”), which amends the guidance on transition, collectability, noncash consideration and the presentation of sales and other similar taxes. ASU 2016-12 clarifies that, for a contract to be considered completed at transition, all (or substantially all) of the revenue must have been recognized under legacy GAAP. In addition, ASU 2016-12 clarifies how an entity should evaluate the collectability threshold and when an entity can recognize nonrefundable consideration received as revenue if an arrangement does not meet the standard’s contract criteria. In December, FASB issued ASU No. 2016-20 “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU 2016-20”). ASU 2016-20 provides update to ASC 606, “Revenue from Contracts with Customers,” which will allow entities not to make quantitative disclosures about remaining performance obligations in certain cases and require entities that use any of the new or previously existing optional exemptions to expand their qualitative disclosures. It also makes 12 additional technical corrections and improvements to the new revenue standard.
The Company’s evaluation of the impact of the standard is ongoing, however, the Company anticipates that the performance obligations underlying its core revenue streams (i.e., its retail and e-commerce businesses), and the timing of revenue recognition thereof, will remain substantially unchanged. Additionally, we anticipate this guidance will impact our accounting for sales return reserves and are also in the process of evaluating the impact of the new standard on ancillary sources of revenue, including our loyalty and credit card programs and gift card breakage income.
The Company does not expect the implementation of the standard will have a material effect on the Company's consolidated results of operations, cash flows or financial position. We expect the guidance in this standard to result in additional disclosures about the nature, timing and uncertainty of revenue and cash flows arising from customer contracts. The Company is planning to adopt this standard as of the first day of fiscal 2018 (February 4, 2018) under the modified retrospective approach, which will result in a cumulative adjustment to retained earnings.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations
As used herein, the “Company,” “we,” “us,” or “our” means Toys “R” Us – Delaware, Inc., a Delaware corporation, and its subsidiaries, except as expressly indicated or unless the context otherwise requires. The Company is a wholly-owned subsidiary of Toys “R” Us, Inc. (“Parent”). The following Management’s Discussion and Analysis of Financial Condition and Results of Operations (“MD&A”) is intended to help facilitate an understanding of our historical results of operations during the periods presented and our financial condition. In addition, see “Consolidated Operating Results” below for our presentation throughout this MD&A of our results of operations excluding Canada, due to deconsolidation during the period as a result of Toys-Canada’s voluntary filing for bankruptcy in both the U.S. and Canadian Courts. Refer to Note 2 entitled “Bankruptcy filing” for additional details. This MD&A should be read in conjunction with our Annual Financial Statements for the fiscal year ended January 28, 2017, included as an exhibit to Parent’s Form 8-K filed on April 12, 2017 and the Condensed Consolidated Financial Statements and the accompanying notes thereto, and contains forward-looking statements that involve risks and uncertainties. See “Forward-Looking Statements” below.

Our Business
We generate sales, earnings and cash flows by retailing a variety of toy and baby products worldwide through our omnichannel offerings that leverage the synergies between our brick-and-mortar stores and e-commerce operations. Upon deconsolidation of Toys-Canada, the company is one reportable segment, which operated 881 stores in 49 states in the United States, Puerto Rico and Guam as of October 28, 2017. Due to the deconsolidation of Toys-Canada, 82 “R” Us branded retail stores in Canada were excluded from our total operated stores.

Voluntary Reorganization Under Chapter 11
On the U.S. Petition Date, the Debtors filed Bankruptcy Petitions for reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Court. The Debtors’ Chapter 11 cases are being jointly administered for procedural purposes under the caption In re Toys “R” Us, Inc., et al., Case No. 12-34665 (KLP). In addition, the Company’s Canadian subsidiary voluntarily commenced parallel proceedings under the CCAA in Canada in the Ontario Superior Court of Justice, Case No. CV-17-00582960-00CL.
We are currently operating our business as debtors-in-possession in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. After the Debtors filed our Chapter 11 petitions, the Bankruptcy Court granted certain relief requested by the Debtors enabling us to conduct our business activities in the ordinary course, including, among other things and subject to the terms and conditions of such orders, authorizing the Debtors to pay employee wages and benefits, to pay taxes and certain governmental fees and charges, to continue to operate the Debtors’ cash management system in the ordinary course, and to pay the pre-petition claims of certain of the Debtors’ vendors. For goods and services provided following the U.S. Petition Date, we intend to pay vendors in full under normal terms.
Subject to certain exceptions, under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of most judicial or administrative proceedings or filing of other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the U.S. Petition Date. Accordingly, although the filing of the Bankruptcy Petitions triggered defaults under the Debtors’ funded debt obligations, creditors are stayed from taking any actions against the Debtors as a result of such defaults, subject to certain limited exceptions permitted by the Bankruptcy Code. Absent an order of the Bankruptcy Court, substantially all of the Debtors’ pre-petition liabilities are subject to settlement under the Bankruptcy Code.
For the duration of the Debtors’ Chapter 11 proceedings, the Debtors’ operations and ability to develop and execute their business plan are subject to the risks and uncertainties associated with the Chapter 11 process as described in Item 1A. “Risk Factors.” of our Parent’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and Quarterly Report on Form 10-Q for the quarter ended October 28, 2017. As a result of these risks and uncertainties, the amount and composition of the Company’s assets, liabilities, officers and/or directors could be significantly different following the outcome of the Chapter 11 proceedings, and the description of the Company’s operations, properties and liquidity and capital resources included in this quarterly report may not accurately reflect its operations, properties and liquidity and capital resources following the Chapter 11 process.
In particular, subject to certain exceptions, under the Bankruptcy Code, the Debtors may assume, assume and assign or reject executory contracts and unexpired leases subject to the approval of the Bankruptcy Court and certain other conditions. Generally, the rejection of an executory contract or unexpired lease is treated as a pre-petition breach of such executory contract or unexpired lease and, subject to certain exceptions, relieves the Debtors of performing their future obligations under such executory contract or unexpired lease but entitles the contract counterparty or lessor to a pre-petition general unsecured claim for damages caused by such deemed breach subject, in the case of the rejection of unexpired leases of real property, to certain caps on damages. Counterparties to such rejected contracts or leases may assert unsecured claims in the Bankruptcy Court against the applicable Debtor’s estate for such damages. Generally, the assumption or assumption and assignment of an executory contract or unexpired lease requires the Debtors to cure existing monetary defaults under such executory contract or unexpired lease and provide adequate assurance of future performance thereunder. Accordingly, any description of an executory contract or unexpired lease with the Debtor in this quarterly report, including where applicable a quantification of the Company’s obligations under any such executory contract or unexpired lease with the Debtor is qualified by any overriding rejection rights the Company has under the Bankruptcy Code. Further, nothing herein is or shall be deemed an admission with respect to any claim amounts or calculations arising from the rejection of any executory contract or unexpired lease and the Debtors expressly preserve all of their rights with respect thereto.
Ability to Continue as a Going Concern
The Condensed Consolidated Financial Statements included in this quarterly report have been prepared on a going concern basis of accounting, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities and commitments in the normal course of business. The Condensed Consolidated Financial Statements do not reflect any adjustments that might result from the outcome of our Chapter 11 proceedings. We have significant indebtedness. Our level of indebtedness has adversely impacted and is continuing to adversely impact our financial condition. Our financial condition including our operating results, the defaults under our debt agreements, and the risks and uncertainties surrounding our Chapter 11 proceedings, raise substantial doubt as to the Company’s ability to continue as a going concern.
Exclusivity; Plan of Reorganization
Under the Bankruptcy Code, the Debtors currently have the exclusive right to file a plan of reorganization under Chapter 11 through and including 120 days after the U.S. Petition Date, and to solicit acceptances of such plan through and including 180 days after the U.S. Petition Date. These deadlines may be extended with the approval of the Bankruptcy Court.
The Debtors plan to emerge from our Chapter 11 cases after we obtain approval from the Bankruptcy Court for a Chapter 11 plan of reorganization. Among other things, a Chapter 11 plan of reorganization will determine the rights and satisfy the claims of the Debtors’ creditors and security holders. The terms and conditions of a Chapter 11 plan of reorganization will be determined through negotiations with the Debtors’ stakeholders and decisions by the Bankruptcy Court.
Under the absolute priority scheme established by the Bankruptcy Code, unless our creditors agree otherwise, all of our pre-petition liabilities and post-petition liabilities must be satisfied in full before the holders of the Debtors’ existing common stock can receive any distribution or retain any property under a plan of reorganization. The ultimate recovery to creditors and/or shareholders, if any, will not be determined until confirmation and implementation of a plan or plans of reorganization. We can give no assurance that any recovery or distribution of any amount will be made to any of our creditors or shareholders. Our plan of reorganization could result in any of the holders of the Debtors’ liabilities and/or securities, including our Parent’s common stock, receiving no distribution on account of our Parent’s interests and cancellation of their holdings. Moreover, a plan of reorganization can be confirmed, under the Bankruptcy Code, even if the holders of our Parent’s common stock vote against the plan of reorganization and even if the plan of reorganization provides that the holders of our Parent’s common stock receive no distribution on account of their equity interests.
DIP Financing
See Note 3 to our Condensed Consolidated Financial Statements entitled “Long-term debt and debt subject to compromise” for discussion of the DIP Financing, which provides up to $2,750 million in senior secured, super-priority financing.

Consolidated Operating Results
Effective September 19, 2017, the Company deconsolidated Toys-Canada, as a result of its voluntary filing for reorganization under Chapter 11 of the United States Bankruptcy Code and with the Canadian CCAA. As such, amounts presented in the following analysis for “As Reported Toys “R” Us - Delaware Consolidated” exclude the operating results of Toys-Canada subsequent to September 18, 2017 in accordance with GAAP.
Due to the deconsolidation of Toys-Canada, the As Reported Toys “R” Us - Delaware Consolidated operating results during fiscal 2017 are not comparable with fiscal 2016 operating results. The current fiscal year operating results exclude approximately six weeks of Toys-Canada’s operating results. Therefore, As Reported Toys “R” Us - Delaware Consolidated represents only seven weeks of Toys-Canada activity for the quarter, versus thirteen weeks of activity included in the prior fiscal year quarterly results.

The following analysis of our operating results in MD&A will include discussion of the components that remain in the consolidated Toys “R” Us – Delaware, Inc. entity excluding results of Toys-Canada, unless otherwise noted. See the tables below for a reconciliation from As Reported Toys “R” Us - Delaware Consolidated to Toys “R” Us - Delaware Ex. Canada for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016.

	13 Weeks Ended
	October 28, 2017			October 29, 2016			As Reported Toys “R” Us - Delaware Consolidated Change %
($ In millions)	As Reported Toys “R” Us - Delaware Consolidated	Toys-Canada (1)	Toys “R” Us - Delaware Ex. Canada	As Reported Toys “R” Us - Delaware Consolidated	Toys-Canada (2)	Toys “R” Us -Delaware Ex. Canada
Total revenues	$1,364	$89	$1,275	$1,538	$171	$1,367	(11.3)%
Gross margin	407	34	373	540	64	476	(24.6)%
Selling, general and administrative expenses (“SG&A”)	581	28	553	603	50	553	(3.6)%
Depreciation and amortization	44	2	42	47	3	44	(6.4)%
Other income, net	(28)	(3)	(25)	(67)	2	(69)	(58.2)%
Total operating expenses	597	27	570	583	55	528	2.4%
Operating (loss) earnings	(190)	7	(197)	(43)	9	(52)	341.9%
Interest expense	(50)	(3)	(47)	(64)	(1)	(63)	(21.9)%
Interest income	17	—	17	28	—	28	(39.3)%
Reorganization items, net	(292)	—	(292)	—	—	—	—%
(Loss) earnings before income taxes	(515)	4	(519)	(79)	8	(87)	551.9%
Income tax expense	5	3	2	4	4	—	25.0%
Net (loss) income	$(520)	$1	$(521)	$(83)	$4	$(87)	526.5%

Same store sales	(7.0)%	(6.4)%	(7.0)%	(1.1)%	4.9%	(1.9)%	(5.9)%

	39 Weeks Ended
	October 28, 2017			October 29, 2016			As Reported Toys “R” Us - Delaware Consolidated Change %
($ In millions)	As Reported Toys “R” Us - Delaware Consolidated	Toys-Canada (1)	Toys Delaware Ex. Canada	As Reported Toys “R” Us - Delaware Consolidated	Toys-Canada (2)	Toys Delaware Ex. Canada
Total revenues	$4,366	$404	$3,962	$4,731	$496	$4,235	(7.7)%
Gross margin	1,440	157	1,283	1,703	189	1,514	(15.4)%
Selling, general and administrative expenses (“SG&A”)	1,673	116	1,557	1,754	141	1,613	(4.6)%
Depreciation and amortization	136	9	127	151	11	140	(9.9)%
Other income, net	(97)	(12)	(85)	(134)	(9)	(125)	(27.6)%
Total operating expenses	1,712	113	1,599	1,771	143	1,628	(3.3)%
Operating (loss) income	(272)	44	(316)	(68)	46	(114)	300.0%
Interest expense	(181)	(15)	(166)	(199)	(12)	(187)	(9.0)%
Interest income	77	1	76	82	—	82	(6.1)%
Reorganization items, net	(292)	—	(292)	—	—	—	—%
(Loss) income before income taxes	(668)	30	(698)	(185)	34	(219)	261.1%
Income tax expense	14	13	1	13	11	2	7.7%
Net (loss) income	$(682)	$17	$(699)	$(198)	$23	$(221)	244.4%

Same store sales	(6.3)%	(2.8)%	(6.7)%	0.1%	6.0%	(0.6)%	(6.4)%

(1)	Represents operating results of Toys-Canada prior to September 19, 2017.

(2)	Represents operating results of Toys-Canada for the thirteen and thirty-nine weeks ended October 29, 2016.

Financial Performance
As discussed in more detail in this MD&A, the following financial data represents an overview of our financial performance (excluding Canada) for the thirteen and thirty-nine weeks ended October 28, 2017 compared to the thirteen and thirty-nine weeks ended October 29, 2016:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Total revenues	$1,275	$1,367	$3,962	$4,235
Same store sales	(7.0)%	(1.9)%	(6.7)%	(0.6)%
Gross margin	$373	$476	$1,283	$1,514
Gross margin as a percentage of Total revenues	29.3%	34.8%	32.4%	35.7%
Selling, general and administrative expenses (“SG&A”)	$553	$553	$1,557	$1,613
SG&A as a percentage of Total revenues	43.4%	40.5%	39.3%	38.1%
Net loss	$(521)	$(87)	$(699)	$(221)
Third quarter 2017 financial highlights:

•	Total revenues decreased by $92 million compared to the prior year period due to a decline in same store sales.

•	Same store sales decreased by 7.0 percentage points as a result of a decrease in the number of transactions.

•
Gross margin, as a percentage of Total revenues, (“Gross margin rate”) declined primarily due to a reduction in vendor allowances as a result of our Chapter 11 filing, an increase in sales of products on promotion and our competitive pricing strategy.

•	SG&A remained consistent compared to the prior year period.

•	Net loss increased by $434 million.

Year-to-date 2017 financial highlights:

•	Total revenues decreased by $273 million compared to the prior year period due to a decline in same store sales.

•	Same store sales decreased by 6.7 percentage points as a result of a decrease in the number of transactions.

•	Gross margin rate declined primarily due to a reduction in vendor allowances, an increase in sales of products on promotion and our competitive pricing strategy.

•	SG&A decreased by $56 million primarily due to declines in payroll expenses and expense reduction initiatives.

•	Net loss increased by $478 million.

Same Store Sales
In computing same store sales, we include stores that have been open for at least 56 weeks from their “soft” opening date. A soft opening is typically two weeks prior to the grand opening. Express stores that have a cumulative lease term of at least two years (“Long-Term Express”) and have been open for at least 56 weeks from their soft opening date are also included in the computation of same store sales.
Our same store sales computation includes the following:

•	stores that have been remodeled while remaining open;

•	stores that have been relocated and/or expanded to new buildings within the same trade area, in which the new store opens at about the same time as the old store closes;

•	stores that have expanded or contracted within their current locations; and

•	sales from our e-commerce businesses.
By measuring the year-over-year sales of merchandise in the stores that have been open for 56 weeks or more and online, we can better gauge how the core store base and e-commerce business is performing since same store sales excludes the impact of store openings and closings. We calculate International same store sales by applying prior year foreign exchange rates to both current year and prior year sales to provide a consistent basis for comparison.
Various factors affect same store sales, including the number of and timing of stores we open, close, convert, relocate, expand or contract, the number of transactions, the average transaction amount, the general retail sales environment, current local and global economic conditions, consumer preferences and buying trends, changes in sales mix among distribution channels, our ability to efficiently source and distribute products, changes in our merchandise mix, competition, the timing of the release of new merchandise and our promotional events, the success of marketing programs and the cannibalization of existing store net sales by new stores. Among other things, weather conditions, terrorism and catastrophic events can affect same store sales because they may discourage travel or require temporary store closures, thereby reducing customer traffic. These factors have caused our same store sales to fluctuate significantly in the past on a monthly, quarterly and annual basis and, as a result, we expect that same store sales will continue to fluctuate in the future.
The changes in our same store sales excluding Canada for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016 are as follows:

	13 Weeks Ended		39 Weeks Ended
	October 28, 2017 vs. 2016	October 29, 2016 vs. 2015	October 28, 2017 vs. 2016	October 29, 2016 vs. 2015
Toys “R” Us - Delaware Ex. Canada	(7.0)%	(1.9)%	(6.7)%	(0.6)%

Store Count

Store Type	Toys “R” Us - Delaware Ex. Canada
	October 28, 2017	October 29, 2016
Traditional Toy	358	359
Side by Side	208	213
Baby	223	223
Outlet	43	47
Long-Term Express	49	38
Total Operated	881	880

Excluded from store count:
Temporary Express	16	26

Net Loss

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	Change	October 28, 2017	October 29, 2016	Change
Toys “R” Us - Delaware Ex. Canada	$(521)	(87)	$(434)	$(699)	$(221)	$(478)
Net loss increased by $434 million to $521 million for the thirteen weeks ended October 28, 2017, compared to $87 million for the same period last year. The increase was primarily due to a $292 million net loss from Reorganization items, a $103 million decline in Gross margin and a $44 million decrease in Other income, net.
Net loss increased by $478 million to $699 million for the thirty-nine weeks ended October 28, 2017, compared to $221 million for the same period last year. The increase was primarily due to a $292 million net loss from Reorganization items and a $231 million decline in Gross margin. This was partially offset by a $56 million decrease in SG&A.

Total Revenues

	13 Weeks Ended
($ In millions)	October 28, 2017	October 29, 2016	$ Change	% Change
Toys “R” Us - Delaware Ex. Canada	$1,275	$1,367	$(92)	(6.7)%
Total revenues decreased by $92 million or 6.7%, to $1,275 million for the thirteen weeks ended October 28, 2017, primarily due to a decline in same store sales of 7.0% driven by a decrease in the number of transactions.
The decrease in same store sales resulted primarily from decreases in our baby and learning categories. The decline in our baby category was mainly due to baby gear, infant care products and consumables. The decline in our learning category was predominantly due to preschool toys and construction toys. Partially offsetting the decreases was an increase in our core toy category primarily in dolls and collectibles.
Total revenues included $15 million and $13 million of licensing revenue charged to our Parent’s foreign affiliates for the thirteen weeks ended October 28, 2017 and October 29, 2016, respectively.

	39 Weeks Ended
($ In millions)	October 28, 2017	October 29, 2016	$ Change	% Change
Toys “R” Us - Delaware Ex. Canada	$3,962	$4,235	$(273)	(6.4)%
Total revenues for our Domestic segment decreased by $273 million or 6.4%, to $3,962 million for the thirty-nine weeks ended October 28, 2017, primarily due to a decline in same store sales of 6.7% driven by a decrease in the number of transactions.
The decrease in same store sales resulted primarily from decreases in our baby and learning categories. The decline in our baby category was mainly due to baby gear, infant care products and consumables. The decline in our learning category was predominantly due to construction and infant toys. Partially offsetting the decreases was an increase in our core toy category primarily in dolls and action vehicles.

Total revenues included $44 million and $39 million of licensing revenue charged to our Parent’s foreign affiliates for the thirty-nine weeks ended October 28, 2017 and October 29, 2016, respectively.

Gross Margin
The following are reflected in “Cost of sales”:

•	the cost of merchandise acquired from vendors;

•	freight in;

•	provision for excess and obsolete inventory;

•	shipping costs to consumers;

•	provision for inventory shortages; and

•	credits and allowances from our merchandise vendors.
We record the costs associated with operating our distribution networks as a part of SG&A, including those costs that primarily relate to transporting merchandise from distribution centers to stores. Therefore, our Gross margin may not be comparable to the gross margins of other retailers that include similar costs in their cost of sales.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	October 28, 2017	October 29, 2016	$ Change	October 28, 2017	October 29, 2016	Change
Toys “R” Us - Delaware Ex. Canada	$373	$476	$(103)	29.3%	34.8%	(5.5)%
Gross margin decreased by $103 million to $373 million for the thirteen weeks ended October 28, 2017, compared to $476 million for the same period last year. Gross margin rate decreased by 550 basis points for the thirteen weeks ended October 28, 2017, compared to the same period last year.

	39 Weeks Ended
				Percentage of Total revenues
($ In millions)	October 28, 2017	October 29, 2016	$ Change	October 28, 2017	October 29, 2016	Change
Toys “R” Us - Delaware Ex. Canada	$1,283	$1,514	$(231)	32.4%	35.7%	(3.3)%
Gross margin decreased by $231 million to $1,283 million for the thirty-nine weeks ended October 28, 2017, compared to $1,514 million for the same period last year. Gross margin rate decreased by 330 basis points for the thirty-nine weeks ended October 28, 2017 compared to the same period last year.
The decrease in Gross margin rate for the thirteen and thirty-nine weeks ended October 28, 2017 resulted primarily from a reduction in vendor allowances as a result of our Chapter 11 filing, an increase in sales of products on promotion and our competitive pricing strategy.

Selling, General and Administrative Expenses
The following table presents expenses as a percentage of consolidated SG&A:

	13 Weeks Ended		39 Weeks Ended
	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Payroll and related benefits	41.6%	42.7%	42.3%	43.4%
Occupancy costs	32.9%	33.1%	34.2%	33.3%
Advertising and promotional expenses	8.8%	7.4%	7.6%	6.7%
Professional fees	4.2%	4.0%	3.3%	3.5%
Transaction fees (1)	3.1%	3.3%	3.3%	3.6%
Other (2)	9.4%	9.5%	9.3%	9.5%
Total	100%	100%	100%	100%

(1)	Primarily consists of credit card fees.

(2)	Includes costs related to website hosting, transporting merchandise from distribution centers to stores, store related supplies and signage and other corporate-related expenses.

	13 Weeks Ended
				Percentage of Total revenues
($ In millions)	October 28, 2017	October 29, 2016	$ Change	October 28, 2017	October 29, 2016	Change
Toys “R” Us - Delaware Ex. Canada	$553	$553	$—	43.4%	40.5%	2.9%
SG&A remained consistent for the thirteen weeks ended October 28, 2017, compared to the same period last year. As a percentage of Total revenues, SG&A increased by 290 basis points.

	39 Weeks Ended
				Percentage of Total revenues
($ In millions)	October 28, 2017	October 29, 2016	$ Change	October 28, 2017	October 29, 2016	Change
Toys “R” Us - Delaware Ex. Canada	$1,557	$1,613	$(56)	39.3%	38.1%	1.2%
SG&A decreased by $56 million to $1,557 million for the thirty-nine weeks ended October 28, 2017, compared to $1,613 million for the same period last year. As a percentage of Total revenues, SG&A increased by 120 basis points.
SG&A decreased primarily due to a $41 million decrease in payroll expenses, mainly attributable to expense reduction initiatives and incentive compensation.

Depreciation and Amortization

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	Change	October 28, 2017	October 29, 2016	Change
Toys “R” Us -Delaware Ex. Canada	$42	$44	$(2)	$127	$140	$(13)
Depreciation and amortization decreased by $2 million and $13 million for the thirteen and thirty-nine weeks ended October 28, 2017, respectively, compared to the same periods last year. The decrease was primarily due to fully depreciated assets.

Other Income, Net
Other income, net includes the following:

•	credit card program income;

•	gift card breakage income;

•	information technology and administrative support service income;

•	foreign exchange gains and losses;

•	management service fees income;

•	impairment of long-lived assets;

•	net gains on sales; and

•	other operating income and expenses.

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	Change	October 28, 2017	October 29, 2016	Change
Toys “R” Us -Delaware Ex. Canada	$25	$69	$(44)	$85	$125	$(40)
Other income, net decreased by $44 million and $40 million in the thirteen and thirty-nine weeks ended October 28, 2017, respectively, compared to the same periods last year. The decrease was primarily due to the $45 million gain on sale of the FAO Schwarz brand in the third quarter of fiscal 2016.

Interest Expense

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	Change	October 28, 2017	October 29, 2016	Change
Toys “R” Us - Delaware Ex. Canada	$47	$63	$(16)	$166	$187	$(21)
Interest expense decreased by $16 million and $21 million for the thirteen and thirty-nine weeks ended October 28, 2017, respectively, compared to the same periods last year. The decrease in both periods was primarily due to the Toys “R” Us Property Company II, LLC debt refinancing in fiscal 2016. The Chapter 11 filing also contributed to the decrease as we discontinued recording interest expense on pre-petition debt of the Debtor entities, which was partially offset by the increase in interest related to the new DIP Facilities.

Interest Income

	13 Weeks Ended			39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	Change	October 28, 2017	October 29, 2016	Change
Toys “R” Us - Delaware Ex. Canada	$17	$28	$(11)	$76	$82	$(6)
Interest income decreased by $11 million for the thirteen weeks ended October 28, 2017 and decreased by $6 million for the thirty-nine weeks ended October 28, 2017 compared to the same periods last year. The decrease in interest income was due to the Chapter 11 filing, as we discontinued recording interest income on our loans to Parent, which are subject to the ultimate plan of reorganization.

Income Tax Expense
The following table summarizes our Income tax expense and effective tax rates for the thirteen and thirty-nine weeks ended October 28, 2017 and October 29, 2016:

	13 Weeks Ended		39 Weeks Ended
($ In millions)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Loss before income taxes	$(519)	$(87)	$(698)	$(219)
Income tax expense	2	—	1	2
Effective tax rate	(0.4)%	0.0%	(0.1)%	(0.9)%
The provision for income taxes for the thirteen weeks ended October 28, 2017 and October 29, 2016 was a tax expense of $2 million and a nominal amount, respectively.
The Company’s effective income tax rate of (0.4)% for the thirteen weeks ended October 28, 2017 differed from the statutory U.S. Federal income tax rate of 35% primarily due to the effect of tax rate differentials on foreign income/(loss) and increased losses for U.S. and other jurisdictions where no tax benefits are recognized. Separately, we did not recognize any deferred tax benefits on the excess of the tax basis over the book basis in our investment in Toys-Canada as a result of the Toys-Canada deconsolidation since it is not apparent that the temporary difference will reverse in the foreseeable future.
The Company’s effective income tax rate of 0.0% for the thirteen weeks ended October 29, 2016 differed from the statutory U.S. Federal income tax rate of 35% primarily due to the effect of tax rate differentials on foreign income/(loss) and increased losses for U.S. and other jurisdictions where no tax benefits are recognized.
The provision for income taxes for the thirty-nine weeks ended October 28, 2017 and October 29, 2016 was a tax expense of $1 million and $2 million, respectively.
The Company’s effective income tax rate of (0.1)% for the thirty-nine weeks ended October 28, 2017 differed from the statutory U.S. Federal income tax rate of 35% primarily due to the effect of tax rate differentials on foreign income/(loss) and increased losses for U.S. and other jurisdictions where no tax benefits are recognized.
The Company’s effective income tax rate of (0.9)% for the thirty-nine weeks ended October 29, 2016 differed from the statutory U.S. Federal income tax rate of 35% primarily due to the effect of tax rate differentials on foreign income/(loss) and increased losses for U.S. and other jurisdictions where no tax benefits are recognized.

Non-GAAP Financial Measure - Adjusted EBITDA
We believe Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry. Investors in the Company regularly request Adjusted EBITDA as a supplemental analytical measure to, and in conjunction with, the Company’s financial data prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We understand that investors use Adjusted EBITDA, among other things, to assess our period-to-period operating performance and to gain insight into the manner in which management analyzes operating performance.
In addition, we believe that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of EBITDA and Adjusted EBITDA generally eliminates the effects of financing and income taxes and the accounting effects of capital spending and acquisitions, which items may vary for different companies for reasons unrelated to overall operating performance. We use the non-GAAP financial measures for planning and forecasting and measuring results against the forecast and in certain cases we use similar measures for bonus targets for certain of our employees. Using several measures to evaluate the business allows us and investors to assess our relative performance against our competitors.
Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies, even in the same industry, may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. The Company does not, and investors should not, place undue reliance on EBITDA or Adjusted EBITDA as measures of operating performance.
A reconciliation of Net loss (inclusive of Toys-Canada) to EBITDA and Adjusted EBITDA is as follows:

	13 Weeks Ended		39 Weeks Ended
(In millions)	October 28, 2017 (a)	October 29, 2016	October 28, 2017 (a)	October 29, 2016
Net loss	$(520)	$(83)	$(682)	$(198)

Add:
Income tax expense	5	4	14	13
Interest expense, net	33	36	104	117
Depreciation and amortization	44	47	136	151
EBITDA	(438)	4	(428)	83

Adjustments:
Reorganization items, net	292	—	292	—
Compensation expense (b)	11	—	9	2
Certain transaction costs (c)	7	5	12	13
Property losses, net of insurance recoveries (d)	5	—	5	—
Sponsors’ management and advisory fees (e)	2	2	5	5
Foreign currency re-measurement (f)	(1)	4	(8)	(5)
Severance	—	2	10	3
Store closure costs (g)	—	—	2	7
Litigation (h)	—	—	(3)	—
Net gains on sales (i)	—	(45)	—	(45)
Impairment of long-lived assets	—	—	—	1
Adjusted EBITDA (j)	$(122)	$(28)	$(104)	$64

(a)	Includes the operating results of Toy-Canada through September 18, 2017. As discussed in Note 2 entitled “Bankruptcy filing,” we deconsolidated Toys-Canada as of the Canadian Petition Date.

(b)
Represents the incremental compensation expense (benefit) related to certain one-time awards and modifications including retention awards, net of forfeitures and reversals relating to certain officers’ awards based on performance targets.

(c)	Represents expenses associated with the bankruptcy filing prior to the U.S. Petition Date, the transition of our U.S. e-commerce operations and other transaction costs.

(d)	Represents property losses and insurance claims recognized.

(e)	Represents the fees expensed to our Sponsors in accordance with the advisory agreement.

(f)
Represents the unrealized (gain) loss on foreign exchange related to the re-measurement of the portion of the Tranche A-1 loan facility attributed to Toys-Canada through September 18, 2017. As a result of the bankruptcy filing, we deconsolidated Toys-Canada as of the Canadian Petition Date. In addition, as a result of the Chapter 11 bankruptcy filings, we no longer had foreign currency forward contracts to economically hedge our intercompany loans. Therefore, subsequent to the U.S. Petition date, foreign exchange (gain) loss incurred on our cross currency intercompany loans was recorded in Other income, net.

(g)	Represents store closure costs, net of lease surrender income.

(h)	Represents certain litigation expenses and settlements recorded for legal matters.

(i)	Represents sales of properties and intellectual property.

(j)
Adjusted EBITDA is defined as EBITDA (earnings (loss) before net interest income (expense), income tax expense (benefit), depreciation and amortization), as further adjusted to exclude the effects of certain income and expense items that management believes make it more difficult to assess the Company’s actual operating performance including certain items which are generally non-recurring. We have excluded the impact of such items from internal performance assessments. We believe that excluding items such as Sponsors’ management and advisory fees, asset impairment charges, severance, impact of litigation, store closure costs, noncontrolling interest, net gains on sales, reorganization items and other charges, helps investors compare our operating performance with our results in prior periods. We believe it is appropriate to exclude these items as they are not related to ongoing operating performance and, therefore, limit comparability between periods and between us and similar companies.

Liquidity and Capital Resources
Overview
At October 28, 2017, under the revolving portion of the ABL/FILO debtor-in-possession financing (the “ABL/FILO DIP Facility”), we had $595 million of outstanding borrowings and $93 million of outstanding letters of credit. Due to the deconsolidation of Toys-Canada, the portion of the ABL/FILO DIP Facility borrowed by the Canadian debtors was excluded from the Company’s debt. At October 28, 2017, we had combined excess availability (inclusive of Toys-Canada) of $584 million. As of October 28, 2017, we were subject to an initial limitation on the maximum aggregate amount of loans under the ABL DIP Facility of $1,300 million until the final $100 million is drawn under the Term DIP Facility. As of October 28, 2017, we had total liquidity of $840 million, which included $100 million of availability under the Term DIP Facility and cash and cash equivalents of $156 million (inclusive of $29 million of Toys-Canada cash). The initial limitation on the maximum aggregate amount of loans under the ABL DIP Facility of $1,300 million has subsequently expired. Excluding the limitation, we would have had total liquidity of $1,075 million as of October 28, 2017.
Prior to the filing of the Bankruptcy Petitions we were able to use short-term borrowings from Parent. As of the U.S. Petition Date we may no longer borrow from Parent, and the outstanding balance and related accrued interest has been reclassified to Liabilities subject to compromise (“LSTC”). As of October 28, 2017, we had an outstanding balance of $250 million in LSTC. As of January 28, 2017 and October 29, 2016, we had outstanding balances of $261 million and $269 million, respectively, in short-term borrowings from Parent.
The filing of the Bankruptcy Petitions constituted an event of default with respect to certain of our existing debt obligations. However, subject to certain exceptions under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the filing of the Bankruptcy Petitions. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the Debtors’ property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.
The Bankruptcy Court has approved payment of certain pre-petition obligations, including payments for employee wages, salaries and certain other benefits, customer programs, taxes, utilities, insurance, surety bond premiums as well as payments to certain vendors. Despite the liquidity provided by our existing cash on hand, our ability to maintain normal credit terms with our suppliers may become impaired. We may be required to pay cash in advance to certain vendors and may experience restrictions on the availability of trade credit, which would further reduce our liquidity. If liquidity problems persist, our suppliers could refuse to provide key products and services in the future. In addition, due to the public perception of our financial condition and results of operations, in particular with regard to our potential failure to meet our debt obligations, some vendors could be reluctant to enter into long-term agreements with us.
In addition to the cash requirements necessary to fund ongoing operations, we have incurred significant professional fees and other costs in connection with our Chapter 11 proceedings and expect that we will continue to incur significant professional fees and costs throughout our Chapter 11 proceedings.
Although the Company has obtained DIP financing, there are no assurances that our current liquidity is sufficient to allow us to satisfy our obligations related to the Chapter 11 cases, allow us to proceed with the confirmation of a Chapter 11 plan of reorganization and allow us to emerge from bankruptcy. In addition, we must comply with the covenants of our DIP Financing in order to continue to access our borrowings thereunder. These covenants include, among other things, a minimum EBITDA covenant, restrictions on our ability to, among other things, incur or assume additional debt or provide guarantees in respect of obligations of other persons, issue redeemable stock and preferred stock, prepay, redeem or repurchase subordinated debt, make loans and investments, incur certain liens, impose limitations on dividends, loans or asset transfers from subsidiaries, sell or otherwise dispose of assets, including capital stock of subsidiaries, consolidate or merge with or into, or sell substantially all of its assets to another person and enter into transactions with affiliate, provide financial information, budgets and other information, in each case except as permitted by the applicable agreements governing our DIP Financing. We can provide no assurance that we will be able to comply with the covenants of our DIP Financing or secure additional interim financing or exit financing sufficient to meet our liquidity needs or, if sufficient funds are available, offered to us on acceptable terms.
Our ability to maintain adequate liquidity through the reorganization process and beyond depends on successful operation of our business, and appropriate management of operating expenses and capital spending. Our anticipated liquidity needs are highly sensitive to changes in each of these and other factors.

Capital Expenditures
A component of our long-term strategy is our capital expenditure program. Our capital expenditures are primarily for enhancing our e-commerce and other information technology and logistics systems, as well as improving existing stores and construction of new stores. Capital expenditures are funded primarily through cash provided by operating activities, as well as available cash.
The following table presents our capital expenditures (including Toys-Canada activity through September 18, 2017) for the thirty-nine weeks ended October 28, 2017 and October 29, 2016:

	39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016
Information technology	$43	$60
Store improvements	17	22
Distribution centers	7	13
New stores	5	7
Other store-related projects (1)	15	24
Total capital expenditures	$87	$126

(1)	Includes remodels and other store updates.

Cash Flows
The following cash flow summary includes Toys-Canada results through September 18,2017.

	39 Weeks Ended
(In millions)	October 28, 2017	October 29, 2016	Change
Net cash used in operating activities	$(367)	$(694)	$327
Net cash used in investing activities	(109)	(81)	(28)
Net cash provided by financing activities	562	825	(263)
Effect of exchange rate changes on Cash and cash equivalents	1	—	1
Net increase during period in Cash and cash equivalents	$87	$50	$37
Cash Flows Used in Operating Activities
Net cash used in operating activities decreased by $327 million to $367 million for the thirty-nine weeks ended October 28, 2017, compared to $694 million for the thirty-nine weeks ended October 29, 2016. The decrease was primarily due to a reduction in merchandise purchases resulting from the Chapter 11 filing, partially offset by a decline in operating performance.
Cash Flows Used in Investing Activities
Net cash used in investing activities increased by $28 million to $109 million for the thirty-nine weeks ended October 28, 2017, compared to $81 million for the thirty-nine weeks ended October 29, 2016. The increase was primarily due to a $45 million decline in proceeds received from the sale of assets, partially offset by a $39 million decrease in capital expenditures.
Cash Flows Provided by Financing Activities
Net cash provided by financing activities decreased by $263 million to $562 million for the thirty-nine weeks ended October 28, 2017, compared to $825 million for the thirty-nine weeks ended October 29, 2016. The decrease was due to a $268 million decrease in net long-term debt borrowings and $77 million paid for debt financing costs related to the DIP Financing, partially offset by an $84 million increase in net short-term debt borrowings from Parent prior to the Petition Date.

Debt
As of October 28, 2017, we had total indebtedness (excluding Short-term borrowings from Parent) of $3,154 million, of which $1,959 million was pre-petition debt subject to compromise. The filing of the Bankruptcy Petitions constituted an event of default with respect to certain of our existing debt obligations. However, subject to certain exceptions under the Bankruptcy Code, the filing of the Bankruptcy Petitions automatically enjoined, or stayed, the continuation of any judicial or administrative proceedings or other actions against the Debtors or their property to recover, collect or secure a claim arising prior to the filing of the Bankruptcy Petition. Thus, for example, most creditor actions to obtain possession of property from the Debtors, or to create, perfect or enforce any lien against the Debtors’ property, or to collect on monies owed or otherwise exercise rights or remedies with respect to a pre-petition claim are enjoined unless and until the Bankruptcy Court lifts the automatic stay.
On October 24, 2017, the Bankruptcy Court approved a final order authorizing $2,750 million of post-petition DIP financing (inclusive of Toys-Canada). We cannot be certain that the Bankruptcy Court will approve final orders authorizing entry into future DIP financing arrangements. Refer to Note 2 to our Condensed Consolidated Financial Statements entitled “Bankruptcy filing” and Note 3 entitled “Long-term debt and debt subject to compromise” for further details regarding our debt.

Contractual Obligations
Our contractual obligations consist mainly of payments related to Long-term debt and related interest, operating leases related to real estate used in the operation of our business and product purchase obligations. Due to the uncertain of timing of the Chapter 11 cases, we cannot reasonably estimate the maturities of our pre-petition and post-petition debt and interest or our obligations under lease agreements.

Critical Accounting Policies
Our Condensed Consolidated Financial Statements have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of these financial statements requires us to make certain estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosures of contingent assets and liabilities as of the date of the financial statements and during the applicable periods. We base these estimates on historical experience and on other factors that we believe are reasonable under the circumstances. Actual results may differ materially from these estimates under different assumptions or conditions and could have a material impact on our

Condensed Consolidated Financial Statements. Refer to our Annual Financial Statements for the fiscal year ended January 28, 2017 included as an exhibit to Parent’s Form 8-K filed on April 12, 2017, for a discussion of critical accounting policies.

Recently Adopted Accounting Pronouncements
In October 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-17 “Consolidation (Topic 810), Interests Held Through Related Parties That Are Under Common Control” (“ASU 2016-17”). ASU 2016-17 changes how a single decision maker will consider its indirect interests when performing the primary beneficiary analysis under the variable interest entity (“VIE”) model. Under previous guidance, a single decision maker was required to consider an indirect interest held by a related party under common control in its entirety. Under ASU 2016-17, the single decision maker will consider the indirect interest on a proportionate basis. ASU 2016-17 does not change the characteristics of a primary beneficiary in the VIE model. The Company adopted the amendments of ASU 2016-17, effective January 29, 2017. The adoption of ASU 2016-17 did not have an impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-09 “Compensation-Stock Compensation (Topic 718), Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”). Under ASU 2016-09, companies will no longer record excess tax benefits and certain tax deficiencies in additional paid-in capital (“APIC”). Instead, they will record all excess tax benefits and tax deficiencies as income tax expense or benefit in the income statement and the APIC pools will be eliminated. In addition, ASU 2016-09 eliminates the requirement that excess tax benefits be realized before companies can recognize them. ASU 2016-09 also requires companies to present excess tax benefits as an operating activity on the statement of cash flows rather than as a financing activity. Furthermore, ASU 2016-09 will increase the amount an employer can withhold to cover income taxes on awards and still qualify for the exception to liability classification for shares used to satisfy the employer’s statutory income tax withholding obligation. An employer with a statutory income tax withholding obligation will now be allowed to withhold shares with a fair value up to the amount of taxes owed using the maximum statutory tax rate in the employee’s applicable jurisdiction(s). ASU 2016-09 requires a company to classify the cash paid to a tax authority when shares are withheld to satisfy its statutory income tax withholding obligation as a financing activity on the statement of cash flows. Under previous practice, it was not specified how these cash flows should be classified. In addition, companies will now have to elect whether to account for forfeitures on share-based payments by (1) recognizing forfeitures of awards as they occur or (2) estimating the number of awards expected to be forfeited and adjusting the estimate when it is likely to change, as is currently required. The Company adopted the amendments of ASU 2016-09, effective January 29, 2017. The Company has elected to recognize forfeitures as they occur and the cumulative effect adjustment of that change in accounting policy has a nominal impact on our Condensed Consolidated Financial Statements. The remaining provisions of ASU 2016-09 did not have a material impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-07 “Investments - Equity Method and Joint Ventures (Topic 323), Simplifying the Transition to the Equity Method of Accounting” (“ASU 2016-07”). ASU 2016-07 eliminates the requirement that when an investment subsequently qualifies for use of the equity method as a result of an increase in level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. This ASU requires that the equity method investor add the cost of acquiring the additional interest in the investee to the current basis of the investor’s previously held interest and to adopt the equity method of accounting as of the date the investment becomes qualified for equity method accounting. In addition, ASU 2016-07 requires that an entity that has an available-for-sale equity security that becomes qualified for the equity method of accounting recognize through earnings the unrealized gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The Company adopted the amendments of ASU 2016-07 as of January 29, 2017 on a prospective basis. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-06 “Derivatives and Hedging (Topic 815), Contingent Put and Call Options in Debt Instruments” (“ASU 2016-06”). ASU 2016-06 clarifies the requirements for assessing whether contingent put or call options that can accelerate the payment of principal on debt instruments are clearly and closely related. Under previous practice, two divergent approaches developed. Under the first approach, the assessment of whether contingent put or call options are clearly and closely related to the debt host only requires an analysis of the four-step decision sequence of Accounting Standards Codification (“ASC”) 815-15-25-42. Under the second approach, in addition to the four-step decision sequence of ASC 815-15-2-42, some entities evaluate whether the ability to exercise the put or call options are triggered by the entities interest rates or credit risk. ASU 2016-06 clarifies that an entity is required to assess whether the economic characteristics and risks of embedded put or call options are clearly and closely related to those of their debt hosts only in accordance with the four-step decision sequence of ASC 815-15-2-42. An entity should not assess whether the event that triggers the ability to exercise a put or call option is related to interest rates or credit risk of the entity. ASU 2016-06 does not change the existing criteria for determining when bifurcation of an embedded put or call option in a debt instrument is required. Entities are required to apply the guidance to existing debt instruments using a modified retrospective transition method as of the period of adoption. The Company adopted the amendments of ASU 2016-06, effective January 29, 2017. The adoption did not have an impact on our Condensed Consolidated Financial Statements.
In March 2016, the FASB issued ASU No. 2016-05 “Derivatives and Hedging (Topic 815), Effect of Derivative Contract Novations on Existing Hedge Accounting Relationships” (“ASU 2016-05”). ASU 2016-05 provides guidance clarifying that the novation of a derivative contract (i.e. a change in counterparty) in a hedge accounting relationship does not, in and of itself, require dedesignation of that hedge accounting relationship. This ASU amends ASC 815 to clarify that such a change does not, in and of itself, represent a termination of the original derivative instrument or a change in the critical terms of the hedge relationship. ASU 2016-05 allows the hedging relationship to continue uninterrupted if all of the other hedge accounting criteria are met, including the expectation that the hedge will be highly effective when the creditworthiness of the new counterpart to the derivative contract is considered. Entities may adopt the guidance prospectively or use a modified retrospective approach. The Company adopted the amendments of ASU 2016-05, effective January 29, 2017. The adoption of ASU 2016-05 did not have an impact on our Condensed Consolidated Financial Statements.

Forward-Looking Statements
This Management’s Discussion and Analysis of Financial Condition and Results of Operations, the other reports and documents that our Parent has filed or may in the future file with the Securities and Exchange Commission and other publicly released materials and statements, both oral and written, that we have made or may make in the future, may contain “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such disclosures are intended to be covered by the safe harbors created thereby. These forward-looking statements reflect our current views with respect to, among other things, our operations and financial performance. All statements herein or therein that are not historical facts, including statements about our beliefs or expectations, are forward-looking statements. We generally identify these statements by words or phrases, such as “anticipate,” “estimate,” “plan,” “project,” “expect,” “believe,” “intend,” “foresee,” “forecast,” “will,” “may,” “outlook” or the negative version of these words or other similar words or phrases. These statements discuss, among other things, our strategy, our “Strategic Pillars,” risks and uncertainties associated with Chapter 11 proceedings, harm to our business as a result of operating under Bankruptcy Court protection, an inability to obtain confirmation of a Chapter 11 plan of reorganization, difficulty in predicting our long-term liquidity requirements and the adequacy of our capital resources, volatility in our financial results as a result of Chapter 11 proceedings, claims that will not be discharged in Chapter 11 proceedings, which could have an adverse impact on our financial condition and results of operations, increased levels of employee attrition as a result of Chapter 11 proceedings, the risk that our Chapter 11 cases may be converted to cases under Chapter 7 of the Bankruptcy Code, store openings, integration and remodeling, the development, implementation and integration of our e-commerce business, future financial or operational performance, projected sales for certain periods, same store sales from one period to another, cost savings, results of store closings and restructurings, outcome or impact of pending or threatened litigation, domestic or international developments, amount and allocation of future capital expenditures, growth initiatives, inventory levels, cost of goods, selection and type of merchandise, marketing positions, implementation of safety standards, access to trade credit, future financings, refinancings and debt repayments, estimates regarding future effective tax rates, future interest payments, and other goals and targets and statements of the assumptions underlying or relating to any such statements.
These statements are subject to risks, uncertainties and other factors, including, among others, the seasonality of our business, competition in the retail industry, changes in our product distribution mix and distribution channels, general economic factors in the United States and other countries in which we conduct our business, consumer spending patterns, birth rates, our ability to implement our strategy including implementing initiatives for season, our ability to recognize cost savings, implementation and operation of our new e-commerce platform, marketing strategies, the availability of adequate financing, ability to repatriate cash from Toys-Canada, access to trade credit, changes in consumer preferences, changes in employment legislation, our dependence on key vendors for our merchandise, political and other developments associated with our international operations, costs of goods that we sell, labor costs, transportation costs, domestic and international events affecting the delivery of toys and other products to our stores, product safety issues including product recalls, the existence of adverse litigation, changes in laws including tax that impact our business, our substantial level of indebtedness and related debt-service obligations, restrictions imposed by covenants in our debt agreements and other risks, uncertainties and factors set forth under Item 1A entitled “RISK FACTORS” of our Parent’s Annual Report on Form 10-K for the fiscal year ended January 28, 2017, as well as our Parent’s other reports and documents filed with the Securities and Exchange Commission. In addition, we typically earn a disproportionate part of our annual operating earnings in the fourth quarter as a result of seasonal buying patterns and these buying patterns are difficult to forecast with certainty. These factors should not be construed as exhaustive, and should be read in conjunction with the other cautionary statements that are included in this report. We believe that all forward-looking statements are based on reasonable assumptions when made; however, we caution that it is impossible to predict actual results or outcomes or the effects of risks, uncertainties or other factors on anticipated results or outcomes and that, accordingly, one should not place undue reliance on these statements. Forward-looking statements speak only as of the date they were made, and we undertake no obligation to update these statements in light of subsequent events or developments unless required by the Securities and Exchange Commission’s rules and regulations. Actual results and outcomes may differ materially from anticipated results or outcomes discussed in any forward-looking statement.